Exhibit 4.3

EXECUTION VERSION

CONFIDENTIAL

MASTER SERVICES AGREEMENT

BY AND BETWEEN

NOKIA CORPORATION

AND

ALCATEL LUCENT SA

DATED AS OF JANUARY 8, 2016

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS

Section 1.1	Specific Definitions	2
Section 1.2	Interpretation	8

ARTICLE II

GUIDING PRINCIPLES

Section 2.1	Corporate Interest of each Party	8
Section 2.2	Arms’ Length Conditions	9
Section 2.3	Protection of Interests of Minority Shareholders of the Company	9

ARTICLE III

MANAGEMENT SERVICES

Section 3.1	Reciprocal Management Services	9

ARTICLE IV

RECIPROCAL SERVICES

Section 4.1	Reciprocal Create-related Services	12
Section 4.2	Reciprocal Innovation-related Services	13
Section 4.3	Reciprocal Sell-related Services	13
Section 4.4	Brand Cross-Licensing and Transfer of Intellectual Property Rights	13

ARTICLE V

SERVICE MANAGERS AND STEERING COMMITTEE		13
Section 5.1	Service Managers; Contact Persons	13
Section 5.2	Steering Committee	14
Section 5.3	Dispute Resolution Mechanisms	16
Section 5.4	Limits of Authority	17

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This Master Services Agreement (this “Agreement”) is made and entered into as of January 8, 2016, by and between Nokia Corporation, a corporation organized under the laws of Finland, represented by Riikka Tieaho, Vice-President, Corporate Legal and Hans-Jurgen Bill, Chief Human Resources Officer, duly authorized for the purposes hereof (“Nokia”) and Alcatel Lucent, a société anonyme organized under the laws of France, represented by Mr. Jean Raby, Chief Financial and Legal Officer and Philippe Guillemot, Chief Operating Officer and Sales Officer, duly authorized for the purposes hereof (the “Company”). Nokia and the Company are each sometimes referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

(A)	WHEREAS, each of the Parties agreed to effect a strategic combination, pursuant to and in accordance with the terms and provisions of the Memorandum of Understanding dated April 15, 2015, as amended on October 28, 2015 (the “MOU”), with a view to create one of the leading global providers of telecommunications products and services in the field of mobile and fixed broadband, Internet Protocol networking and cloud technology;

(B)	WHEREAS, in order to effect such strategic combination, in accordance with the MOU, Nokia carried out public exchange offers in France and in the United States (such offers, as may be amended from time to time in accordance with the terms of the MOU, the “Offers”) for all (i) the outstanding ordinary shares, nominal value of €0.05 per share, of the Company (the “Company Shares”), including Company Shares represented by American Depositary Shares (the “ADSs”), Company Shares issuable upon conversion or exchange of the OCEANEs (as defined in Section 1.1) and Company Shares issuable upon the exercise of any outstanding options, warrants, convertible securities or rights to purchase, subscribe for, or be allocated Company Shares and (ii) the OCEANEs;

(C)	WHEREAS, after the closing of the Offers and as of the date hereof, Nokia owns 76.31% of the share capital and at least 76.01% of the voting rights of the Company;

(D)	WHEREAS, Nokia requires certain services to be provided by the Company and its Subsidiaries as from the date hereof which qualify as related party transactions pursuant to Article L. 225-38 of the French Commercial Code and the Company is willing and able to provide or to cause its Subsidiaries to provide such services in accordance with the terms and conditions of this Agreement;

(E)	WHEREAS, the Company requires certain services to be provided by Nokia and its Subsidiaries as from the date hereof which qualify as related party transactions pursuant to Article L. 225-38 of the French Commercial Code and Nokia is willing and able to provide or to cause its Subsidiaries to provide such services in accordance with the terms and conditions of this Agreement;

(F)	WHEREAS, each of the Parties has confirmed that the performance of this Agreement and in particular the provision of Services as defined in Section 1.1 conforms with its own interest;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Specific Definitions.

The following capitalized terms used in this Agreement shall have the meanings set forth or referenced below:

“ADSs” shall have the meaning set forth in Recital (B).

“Advisor” shall mean, in relation to a Person, a financial advisor, legal advisor, accountant, consultant and any other Person providing professional advice to such Person in relation to any aspect of this Agreement.

“Affiliate” shall mean, in relation to any Person, any Person Controlled by that Person, or which Controls that Person, or which is Controlled by a Person which also Controls that Person, in each case, directly or indirectly and from time to time; other than, for the purposes of this Agreement, with respect to the Company and its Subsidiaries, any of Nokia and its Subsidiaries, and conversely.

“Agreement” shall mean this Master Services Agreement including its preamble, annexes, appendices and schedules, as amended from time to time and, where the context requires, any ancillary or related agreement between the Parties and/or any Subsidiaries thereof entered into in furtherance of this Agreement.

“Business Day” shall mean any day on which banking institutions are open for regular business in Finland and France which is not a Saturday, a Sunday or a public holiday in Finland and France.

“Committee of Independent Directors” shall mean the committee of independent directors of the Company Board.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Board” shall mean the board of directors of the Company.

“Company Shares” shall have the meaning set forth in Recital (B).

“Confidential Information” shall mean the meaning set forth in Article XI.

“Contact Persons” shall have the meaning set forth in Section 5.1.

“Contract” shall mean, with respect to any Person, any written agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed, understanding, arrangement, commitment or other obligation to which such Person is a party or by which any of them may be bound or to which any of their properties may be subject.

“Control”, and its correlative meanings, “Controlling” and “Controlled”, shall have the meaning given in Article L. 233-3 of the French Commercial Code.

“Court” shall have the meaning set forth in Section 12.13.

“Dispute” shall have the meaning set forth in Section 12.13.

“Expert” shall have the meaning set forth in Sections 5.3.2 and 8.5.

“Fee” shall have the meaning set forth in Section 6.1.

“Force Majeure” shall have the meaning set forth in Section 12.1.

“Foreground Intellectual Property” shall have the meaning set forth in Exhibit 2.

“ICC” shall have the meaning set forth in Section 12.13.

“Indemnified Party” shall have the meaning set forth in Section 10.1.

“Indemnifying Party” shall have the meaning set forth in Sections 8.5 and 10.1.

“Invoice” shall have the meaning set forth in Section 6.3.

“Law” shall mean any law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, regulation or requirement, in each case enacted, issued, promulgated or enforced by any Relevant Authority in Finland, France or elsewhere.

“Lien” shall mean any lien, pledge, servitude, charge, security interest, option, claim, mortgage, lease, easement, proxy, voting trust or agreement, encumbrance or any other restriction on title or transfer of any nature whatsoever.

“Loss” shall have the meaning set forth in Section 10.1.

“Material Adverse Effect” shall mean, with respect to any Person, any change, condition, effect, event or occurrence that, individually or in the aggregate with other changes, conditions, effects, events or occurrences, has had, or would reasonably be expected to have, a materially adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of such Person and its Subsidiaries, taken as a whole, provided, however, that none of the following changes, conditions, effects, events or occurrences (or the results thereof), either individually or in the aggregate, shall be considered in determining whether a Material Adverse Effect has occurred: (i) any change in global, national or regional political conditions (including the outbreak of, or changes in, war, acts of terrorism or other hostilities) or in general global, national or regional economic, regulatory or market conditions or in national or global financial or capital markets, so long as in each case such changes do not disproportionately impact the Person and its Subsidiaries relative to other participants in the same or similar industries; (ii) any change in applicable accounting principles or any adoption, implementation or change in any applicable Law (including any Law in respect of Taxes) or any interpretation thereof by a Relevant Authority; (iii) any change generally affecting similar industries or market sectors in the geographic regions in which the Person and its Subsidiaries operate, so long as in each case such changes do not disproportionately impact the Person and its Subsidiaries relative to other participants in the same or similar industries; (iv) the negotiation, execution, announcement or performance of the MOU or consummation of the transactions contemplated by the MOU; (v) any change or development to the extent resulting from any action by a Person or its Subsidiaries that is expressly required to be taken by this Agreement; (vi) any change resulting from or arising out of hurricanes, earthquakes, floods, or other natural disasters; (vii) the failure of any Person and its Subsidiaries to meet any internal or public projections, forecasts or estimates of performance, revenues or earnings (it being understood that any change, condition, effect, event or occurrence that caused such failure but that are not otherwise excluded from the definition of Material Adverse Effect may constitute or contribute to a Material Adverse Effect); (viii) the announcement of Nokia as the acquirer of the Company and its Subsidiaries or, solely with respect to the Company and its Subsidiaries, any announcements or communications by or authorized by Nokia regarding Nokia’s plans or intentions with respect to the Company and its Subsidiaries (including the impact of any such announcements or communications on relationships with customers, suppliers, employees or regulators); or (ix) any actions (or the effects of any actions) taken (or omitted to be taken) by the Person or its Subsidiaries upon the written request or written instruction of, or with the written consent of, the other Person.

“MOU” shall have the meaning set forth in Recital (A).

“N - 1 Leader” means with respect to each Party, the person designated by such Party in this capacity as identified to the other Party in writing from time to time.

“Nokia” shall have the meaning set forth in the first paragraph of this Agreement.

“Nokia Board” shall mean the board of directors of Nokia.

“OCEANEs” shall mean collectively: (i) the EUR 628,946,424 bonds convertible into new Company Shares or exchangeable for existing Company Shares due on July 1, 2018, (ii) the EUR 688,425,000 bonds convertible into new Company Shares or exchangeable for existing Company Shares due on January 30, 2019 and (iii) the EUR 460,289,979.90 bonds convertible into new Company Shares or exchangeable for existing Company Shares due on January 30, 2020.

“Offers” shall have the meaning set forth in Recital (B).

“Organizational Documents” shall mean, with respect to any Person, the certificate of incorporation, articles of association, limited liability company by-laws, organizational regulations or similar organizational documents of such Person.

“Party” shall have the meaning set forth in the first paragraph of this Agreement.

“Permit” shall mean all permits, licenses, franchises, variances, exemptions, orders and other authorizations, consents and approvals issued by or obtained from a Relevant Authority.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

“Price Per Unit” shall have the meaning set forth in Exhibit 1.

“Pricing Method” shall have the meaning set forth in Section 6.1.

“Receiving Party” shall mean the Company or Nokia (and their Subsidiaries), as applicable, when receiving Services from the Service Provider pursuant to the terms hereof.

“Reciprocal Application and Analytics Management Services” shall have the meaning set forth in Section 3.1.4.

“Reciprocal CFO Management Services” shall have the meaning set forth in Section 3.1.6.

“Reciprocal CIOO Management Services” shall have the meaning set forth in Section 3.1.7.

“Reciprocal CSD Management Services” shall have the meaning set forth in Section 3.1.9.

“Reciprocal Create-related Services” shall have the meaning set forth in Section 5.2.

“Reciprocal Customer Operations Management Services” shall have the meaning set forth in Section 3.1.3.

“Reciprocal Fixed Networks Management Services” shall have the meaning set forth in Section 3.1.2.

“Reciprocal HR Management Services” shall have the meaning set forth in Section 3.1.8.

“Reciprocal Innovation-related Services” shall have the meaning set forth in Section 5.1.

“Reciprocal IP/Optical Networks Management Services” shall have the meaning set forth in Section 3.1.5.

“Reciprocal Legal Management Services” shall have the meaning set forth in Section 3.1.11.

“Reciprocal Tech Management Services” shall have the meaning set forth in Section 3.1.12.

“Reciprocal MCA Management Services” shall have the meaning set forth in Section 3.1.10.

“Reciprocal Mobile Networks Management Services” shall have the meaning set forth in Section 3.1.1.

“Reciprocal Sell-related Services” shall have the meaning set forth in Section 4.3.

“Relevant Authority” shall mean any Finnish, French, European Union, U.S. and other supranational, national, federal, regional or local legislative, administrative or regulatory authority, agency, court, tribunal, arbitrator, arbitration panel or similar body or any securities exchange on which any securities of either Party are trading, in each case only to the extent that such entity has authority and jurisdiction in the particular context.

“Rules” shall have the meaning set forth in Section 12.13.

“Services” shall mean the services to be provided pursuant to this Agreement.

“Service Managers” shall have the meaning set forth in Section 5.1.

“Service Provider” shall mean the Company or Nokia (and their Subsidiaries), as applicable, when providing Services to the Receiving Party pursuant to the terms hereof.

“SLAs” shall have the meaning set forth in Section 8.10.

“Steering Committee” shall have the meaning set forth in Section 5.2.

“Steering Committee Deadlock” shall have the meaning set forth in Section 5.3.

“Subsidiary” shall mean, with respect to any Person, any other Person Controlled by such Person, excluding, with respect to the Company and notwithstanding anything to the contrary set forth herein, Alcatel-Lucent Shanghai Bell Co.; it being specified that for the purposes of this Agreement, the Company and the Persons Controlled by the Company shall not be considered as Subsidiaries of Nokia.

“Tax” shall mean all national, regional, federal, state, and local income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, social security contributions, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Term” shall have the meaning set forth in Section 9.1.

“Tribunal” shall have the meaning set forth in Section 12.13.

“VAT” shall mean any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to above, or imposed elsewhere.

Section 1.2 Interpretation.

For the purposes of this Agreement: (i) words (including capitalized terms defined herein) in the singular include the plural and vice versa as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import, unless otherwise expressly provided, refer to this Agreement as a whole (including all Annexes hereto) and not to any particular provision of this Agreement, and Article, Section and Annex references are to the Articles, Sections and to this Agreement unless otherwise expressly provided; (iii) the word “including” and words of similar import when used in this Agreement mean “including without limitation” unless otherwise expressly provided; and (iv) all references to any period of days refer to the relevant number of calendar days unless otherwise expressly provided.

When a French term is added in parenthesis after an English term, the French term shall prevail for the interpretation of the relevant English term.

When the context so requires, the Services to be provided by the Service Provider to the Receiving Party pursuant to the terms of this Agreement shall include Services provided (i) by an authorized external service provider on behalf of the Service Provider pursuant to Section 8.7 and/or (ii) to a customer of the Receiving Party, subject to prior request or information of the Receiving Party.

ARTICLE II

GUIDING PRINCIPLES

Section 2.1 Corporate Interest of each Party.

The Company acknowledges and confirms that entering into this Agreement and performing and receiving the Services provided for herein and therein is (i) in its own interest and (ii) in compliance with the corporate purpose (intérêt social) of the Company.

Nokia acknowledges and confirms that entering into this Agreement and performing and receiving the Services provided for herein and therein complies with Finnish law and is (i) in its own interest and (ii) in compliance with the corporate purpose (intérêt social) of its French subsidiaries (other than the Company and its direct or indirect subsidiaries).

Section 2.2 Arms’ Length Conditions.

In entering into and performing this Agreement, each Party and each of its respective Subsidiaries is acting, and intends to be treated, as an autonomous legal entity with an independent purpose. Each Party agrees to provide and shall cause its relevant Subsidiaries to provide Services to the other Party or its relevant Subsidiaries or receive services from the other Party or its relevant Subsidiaries on arms’ length conditions. Each Party considers that this Agreement provides for a fair and proportional allocation of commitments and revenues between them and their respective Subsidiaries.

Section 2.3 Protection of Interests of Minority Shareholders of the Company.

As long as the Company’s shares remain listed on a regulated market as defined in Articles L. 421-1 et seq. of the French Monetary and Financial Code and/or to the extent that there are minority interests in the Company, Nokia and the Company shall ensure that the performance of the Services are clear and understandable in the interest of all those concerned, on arm’s length condition and that they do not infringe the right of the minority shareholders of the Company in their capacity of shareholders of the Company.

In accordance with the provisions of Article L. 225-38 of the French Commercial Code, this Agreement was submitted to the prior approval of the Company Board on the basis of the prior recommendation issued by the Committee of Independent Directors. When approving this Agreement, the Company Board considered the interest of such Agreement for the Company, and in particular the financial terms attached thereto.

ARTICLE III

MANAGEMENT SERVICES

Section 3.1 Reciprocal Management Services.

3.1.1 Reciprocal Mobile Networks Management Services

Each of the Company and Nokia shall provide the other and its Subsidiaries with the services relating to mobile networks management described in Annex 3.1.1 hereto (the “Reciprocal Mobile Networks Management Services”).

The specific terms and conditions relating to the Reciprocal Mobile Networks Management Services are also set forth in Annex 3.1.1 hereto.

3.1.2 Reciprocal Fixed Networks Management Services

Each of the Company and Nokia shall provide the other and its Subsidiaries with the services relating to fixed networks management described in Annex 3.1.2 hereto (the “Reciprocal Fixed Networks Management Services”).

The specific terms and conditions relating to the Reciprocal Fixed Networks Management Services are also set forth in Annex 3.1.2 hereto.

3.1.3 Reciprocal Customer Operations Management Services

Each of the Company and Nokia shall provide the other and its Subsidiaries with the services relating to customer operations management described in Annex 3.1.3 hereto (the “Reciprocal Customer Operations Management Services”).

The specific terms and conditions relating to the Reciprocal Customer Operations Management Services are also set forth in Annex 3.1.3 hereto.

3.1.4 Reciprocal Applications and Analytics Management Services

Each of the Company and Nokia shall provide the other and its Subsidiaries with the services relating to applications and analytics management described in Annex 3.1.4 hereto (the “Reciprocal Applications and Analytics Management Services”).

The specific terms and conditions relating to the Reciprocal Applications and Analytics Management Services are also set forth in Annex 3.1.4 hereto.

3.1.5 Reciprocal IP & Optical Networks Management Services

Each of the Company and Nokia shall provide the other and its Subsidiaries with the services relating to intellectual property and optical networks management described in Annex 3.1.5 hereto (the “Reciprocal IP & Optical Networks Management Services”).

The specific terms and conditions relating to the Reciprocal IP & Optical Networks Management Services are also set forth in Annex 3.1.5 hereto.

3.1.6 Reciprocal Financial Management Services

Each of the Company and Nokia shall provide the other and its Subsidiaries with services relating to financial management described in Annex 3.1.6 hereto (the “Reciprocal CFO Management Services”).

The specific terms and conditions relating to the Reciprocal CFO Management Services are also set forth in Annex 3.1.6 hereto.

3.1.7 Reciprocal CIOO Management Services

Each of the Company and Nokia shall provide the other and its Subsidiaries with services relating to Innovation and Operating management described in Annex 3.1.7 hereto (the “Reciprocal CIOO Management Services”).

The specific terms and conditions relating to the Reciprocal CIOO Management Services are also set forth in Annex 3.1.7 hereto.

3.1.8 Reciprocal HR Management Services

Each of the Company and Nokia shall provide the other and its Subsidiaries with services relating to human resources management described in Annex 3.1.8 hereto (the “Reciprocal HR Management Services”).

The specific terms and conditions relating to the Reciprocal HR Management Services are also set forth in Annex 3.1.8 hereto.

3.1.9 Reciprocal Corporate Strategy and Development Management Services

Each of the Company and Nokia shall provide the other and its Subsidiaries with services relating to corporate strategy and development management described in Annex 3.1.9 hereto (the “Reciprocal CSD Management Services”).

The specific terms and conditions relating to the Reciprocal CSD Management Services are also set forth in Annex 3.1.9 hereto.

3.1.10 Reciprocal MCA Management Services

Each of the Company and Nokia shall provide the other and its Subsidiaries with services relating to marketing and corporate affairs management described in Annex 3.1.10 hereto (the “Reciprocal MCA Management Services”).

The specific terms and conditions relating to the Reciprocal MSA Management Services are also set forth in Annex 3.1.10 hereto.

3.1.11 Reciprocal Legal & Compliance Management Services

Each of the Company and Nokia shall provide the other and its Subsidiaries with services relating to legal management described in Annex 3.1.11 hereto (the “Reciprocal Legal & Compliance Management Services”).

The specific terms and conditions relating to the Reciprocal Legal & Compliance Management Services are also set forth in Annex 3.1.11 hereto.

3.1.12 Reciprocal Tech Management Services

Each of the Company and Nokia shall provide the other and its Subsidiaries with services relating to Tech management described in Annex 3.1.12 hereto (the “Reciprocal Tech Management Services”).

The specific terms and conditions relating to the Reciprocal Legal & Compliance Management Services are also set forth in Annex 3.1.12 hereto.

ARTICLE IV

RECIPROCAL SERVICES

Section 4.1 Reciprocal Create-related Services.

Each of the Company and Nokia shall provide the other and its Subsidiaries with the create-related services described in Annex 4.1 hereto (the “Reciprocal Create-related Services”).

The specific terms and conditions relating to the Reciprocal Create-related Services are also set forth in Annex 4.1 hereto.

Section 4.2 Reciprocal Innovation-related Services.

Each of the Company and Nokia shall provide the other and its Subsidiaries with the innovation-related services described in Annex 4.2 hereto (the “Reciprocal Innovation-related Services”).

The specific terms and conditions relating to the Reciprocal Innovation-related Services are also set forth in Annex 4.2 hereto.

Section 4.3 Reciprocal Sell-related Services.

Each of the Company and Nokia shall provide the other and its Subsidiaries with the sell-related services described in Annex 4.3 hereto (the “Reciprocal Sell-related Services”).

The specific terms and conditions relating to the Reciprocal Sell-related Services are also set forth in Annex 4.3 hereto.

Section 4.4 Brand Cross-Licensing and Transfer of Intellectual Property Rights

Each of the Parties shall license to the other Party and its Subsidiaries those of its trademarks, logos and other rights related to its brands and those of its Subsidiaries that are necessary for the other Party and its Subsidiaries to operate its and their respective business in accordance with this Agreement and further decisions and agreements of the Parties. For such purpose, the Parties and, if applicable, their respective Subsidiaries, will enter into one or several license agreements substantially in the form attached as Exhibit 3.

In case of transfer of the title and ownership in any and all intellectual property rights, from one Party (or its Subsidiaries) to the other (or its Subsidiaries), the Parties will take into account payments made pursuant to this Agreement, any license agreement(s) entered into pursuant to Exhibit 3, any funding by a Party (or its Subsidiaries) of such intellectual property rights pursuant to Exhibit 2 and any ancillary agreement entered into as a result of this Agreement, in determining the final consideration to be paid with respect to such transfer.

ARTICLE V

SERVICE MANAGERS AND STEERING COMMITTEE

Section 5.1 Service Managers; Contact Persons

Within ten (10) Business Days from the date hereof, each Party shall appoint one person in writing who will manage and coordinate all the activities relating to each of the Services (the “Service Managers”). The duties of the Service Managers shall include overseeing the implementation of the Services and discussing all problems and questions with the competent specialists within the Party it represents and for promptly coordinating with, and reporting back to, the Service Manager of the other Party. Each Party shall be entitled to replace its Service Manager at any time, provided that it shall notify the other Party of the name and contact details of the new Service Manager without delay. Each Party may also appoint a deputy to its Service Manager to assist and, if necessary, replace temporarily such Service Manager in case of temporary unavailability.

In addition, each Party shall appoint one or more contact persons in writing who will be responsible for supervising on behalf of the Service Managers the proper performance of all the activities and tasks in connection with a specific Service (the “Contact Persons”). The Contact Persons will be nominated before the Services start to be provided and may be replaced by the appointing Party from time to time. If a Contact Person is no longer available, the relevant Party shall appoint a new Contact Person without delay. If no Contact Person has been appointed for a Service, all correspondence shall be sent exclusively to the Service Manager in the interim. The Service Manager of a Party will inform the Service Manager of the other Party in writing of the name and contact details of the Contact Persons without delay.

Section 5.2 Steering Committee.

The Parties agree that three (3) top managers of each Party shall serve as members of a steering committee to supervise overall performance of this Agreement by each of Parties (the “Steering Committee”). Unless otherwise agreed by the Parties, the three members of each Party shall be (i) the Group Chief Financial Officer, the Chief Innovation and Operating Officer and the Chief Legal Officer of Nokia and (ii) the Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company. Each Party shall also appoint one deputy for each of its members on the Steering Committee. The Parties may mutually agree upon replacements of such members from time to time during the Term as appropriate. The Steering Committee shall work promptly and in good faith to take decisions relating to the products portfolio as set forth in Section 8.5 and address and resolve issues and contingencies relating to, inter alia, (i) the identification, prioritization and monitoring of deliverables assigned to each Party’s teams, (ii) the specifications, acceptance criteria and due dates for such deliverables, and (iii) resolving any potential disagreements relating to the Fee for Services in accordance with the principles agreed herein.

The Steering Committee shall meet whenever necessary and no less than once a month during the first three (3) months following the execution date of this Agreement and no less than once quarterly thereafter. The Steering Committee can be convened at any time by any member with five (5) Business Days prior notice to the other members and without any delay if there is a quorum.

The members of the Steering Committee shall notify each other in writing (including by email or fax) at least five (5) Business Days ahead of the next Steering Committee meeting of the items to be included at the agenda of such meeting.

The meetings of the Steering Committee may be conducted on either a face-to-face basis or via video or telephone conference call, whichever is mutually agreed to by the Parties at least three (3) Business Days in advance of the scheduled meeting. The Steering Committee may also act without a meeting upon the unanimous written consent of all the members of the Steering Committee (or, as the case may be, their respective deputies).

No action may be taken at any meeting of the Steering Committee unless a quorum is present. A quorum of the Steering Committee shall consist of four (4) members, including two (2) members (or their deputies) representing Nokia and two (2) members (or their deputies) representing the Company. Any action by such quorum must be approved by a simple majority, including the vote of at least one representative of each Party.

The members of the Steering Committee shall formalize in writing the minutes of the last meeting for approval at the next meeting unless the decision has been taken by unanimous written consent of all the members of the Steering Committee (or, as the case may be, their respective deputies) as per the previous paragraph.

The minutes of the meetings, and the decisions, of the Steering Committee shall be provided as soon as reasonably practicable to the Chairman of the Committee of Independent Directors by any top manager of the Company which is a member of the Steering Committee.

The Steering Committee may appoint one or more persons that are not members of the Steering Committee as secretaries for each meeting.

The Steering Committee may decide to appoint Advisors to assist the Steering Committee in performing its obligations. The Steering Committee shall ensure that both Parties and their relevant Subsidiaries may have access to the work performed by such Advisors. The Steering Committee shall ensure full cooperation with the Advisors and shall, in particular, grant the Advisors full access to all documents, books, data, other information and appropriate personnel during normal business hours and on reasonable advance notice. The fees, expenses and costs of the Advisors shall be borne equally by the Parties and their relevant Subsidiaries.

A quarterly report shall be prepared by the Steering Committee and shall be transmitted to the Committee of Independent Directors and the Nokia Board for information purposes on the implementation of this Agreement. Such quarterly report shall notably include a summary of matters discussed at the Steering Committee, including a presentation of any dispute referred to the Steering Committee during the previous quarter and the solution that has been decided and implemented, as the case may be.

The members of the Committee of Independent Directors and the Nokia Board may have access, at any time (whether or not there is a Steering Committee Deadlock), to all the minutes of the meetings, and the decisions, of the Steering Committee and more generally, to any information, data or documents, including audit report, work product of the Expert referred to in section 5.3.2 below and of the Advisors appointed by the Steering Committee reasonably required to assess the fairness of the terms and conditions of the performance of the Services pursuant to this Agreement or that may be necessary in order to assess the matters referred to it in the event of a Steering Committee Deadlock.

Section 5.3 Dispute Resolution Mechanisms.

5.3.1 General Dispute Resolution Mechanisms.

The Service Managers shall discuss any disputes that arise in connection with this Agreement without delay and shall endeavor to settle these between them. Any dispute which the Service Managers cannot settle within five (5) Business Days of receipt of the written notification thereof shall be submitted in writing to the N-1 Leader of each Party who is responsible for the relevant business unit in respect of which the dispute arises.

The N-1 Leaders of the Parties shall endeavor to find a solution acceptable to both Parties for each matter submitted to them within five (5) Business Days of the matter being referred to them. In the event the N-1 Leaders of the Parties are unable to arrive at a mutually acceptable solution then such matter will be referred to the Steering Committee for resolution within ten (10) Business Days.

In the absence of a quorum during two (2) consecutive meetings of the Steering Committee or in the event that a quorum is present and the members representing Nokia and the Company cannot reach agreement with respect to any proposed action or decision (a “Steering Committee Deadlock”), the Parties must refer the matter(s) causing the Steering Committee Deadlock (i) regarding Nokia, to the Nokia Board, and (ii) regarding the Company, to the Committee of Independent Directors. In the event an agreement cannot be reached by the Parties within ten (10) Business Days of the Steering Committee Deadlock, either Party may refer the matter to arbitration pursuant to Section 12.13.

Notwithstanding any dispute or escalation thereof pursuant to this Section 5.3, each Party will in good faith during the pendency of the applicable dispute continue to perform the relevant Services so as to minimize the disruption or impact of any delays associated with escalation or dispute resolution proceedings on the Parties’ respective operations or businesses.

5.3.2 Dispute Resolution Mechanisms for Product Portfolio.

In the event the Steering Committee cannot agree on the value of the indemnity referred to in Section 8.5, it shall be entitled to appoint a financial expert (the “Expert”) to assess the fairness of the indemnity allocated to the Party and/or its relevant Subsidiaries whose product is discontinued (the “Indemnified Party”), in accordance with the provisions below. The Expert shall be selected by the Steering Committee among consulting, audit or other firms of international standing, with the skills and expertise to undertake such a mission and shall otherwise not be in a situation of a conflict of interests with respect to either Party or its relevant Subsidiaries. Failing agreement of the members of the Steering

Committee to appoint the Expert within ten (10) Business Days after the information received by the corporate bodies of the Parties and their relevant Subsidiaries at the level of product portfolio management, the Expert shall be appointed by the President of the Nanterre Commercial Court on the application of the most diligent Party. The Expert shall be acting as third-party arbitrator within the meaning of Article 1592 of the French Civil Code.

In assessing the fairness of the indemnity for a specific discontinued product, the Expert shall consider the MSA as a whole and take into account the overall economic considerations between the Parties under the MSA, in particular the overall compensation to the Indemnified Party. The Expert shall meet with the Steering Committee to discuss its preliminary findings within twenty (20) Business Days following its appointment. The Expert shall issue a written report stating its assessment of a fair indemnity for the discontinuance of the relevant product or products within thirty (30) Business Days following its appointment.

The Steering Committee shall then reconvene and determine the indemnity on the basis of the Expert’s written report within ten (10) Business Days after the reception such report.

In the event the Steering Committee cannot reach agreement on an indemnity, the Parties must refer the matter(s) causing the Steering Committee Deadlock (i) regarding Nokia, to its board of directors, and (ii) regarding the Company, to the Committee of Independent Directors of its board of directors. In the event an agreement cannot be reached by the Parties within ten (10) Business Days of the Steering Committee Deadlock, either Party may refer the matter to arbitration pursuant to Section 12.13.

The Steering Committee shall ensure full cooperation with the Expert and shall, in particular, grant the Expert full access to all documents, books, data, other information and appropriate personnel during normal business hours and on reasonable advance notice. The fees, expenses and costs of the Expert shall be borne equally by the Parties and their relevant Subsidiaries.

Section 5.4 Limits of Authority.

The Parties shall adopt a mechanism of limits of authority in connection with the decisions and actions relating to the sales/bidding process of both Parties. To this effect, each of the Parties hereby grants a mandate to the Steering Committee to establish, validate or authorize such mechanism, including the type of decisions and actions covered, applicable thresholds and the identity of the individuals with authority to approve such decisions or actions; provided however that such mechanism shall provide for a fair representation of representatives of both Nokia and the Company.

ARTICLE VI

FEE FOR SERVICES AND PAYMENT

Section 6.1 Fee.

As consideration for the Services carried out by the Service Provider, the Receiving Party shall pay to the Service Provider an amount of fees (the “Fee”) calculated pursuant to one of the pricing methods specified in Exhibit 1 (a “Pricing Method”). The Pricing Method(s) used for each Service are set forth in Annex 3.1.1 to Annex 4.3.

With respect to the “Cost plus” and “Cost Rebalancing” pricing methods described in Exhibit 1, any increase in costs must be reasonable and consistent with past practice. Any anticipated increase of the aggregate cost of the Services to be provided by each Party or its Subsidiaries in excess of 20% of the annual budgeted costs (by reference to the combined budget for the following fiscal year, except for the 2016 fiscal year combined budget to be adopted in 2016, in each case as approved by both the Nokia Board and the Company Board) shall be duly documented and agreed in advance by the Steering Committee.

The annual value of the fees paid by each Receiving Party for all the Services shall in no case exceed 1% of the gross consolidated revenues of the Company for the preceding financial year and, in the event the fees are about to exceed such amount, the Parties shall refer to the Board of Directors of Nokia and the Committee of Independent Directors of the Company, respectively and, subject to the approvals of both the Nokia Board and the Committee of Independent Directors of the Company, increase such amount.

Section 6.2 Taxes

Each Party shall be solely responsible and liable for any duties, levies and Taxes, such as, but not limited to, income taxes, excise taxes and sales and use taxes, or similar taxes that are imposed on such Party under applicable laws, regulations and tax treaties as a result of any contract and any payments made hereunder.

A Party (or its Subsidiaries, as the case may be) which is entitled to receive a payment hereunder from the other Party (or its Subsidiaries, as the case may be) shall co-operate in completing any procedural formalities necessary for that other Party (or its Subsidiaries, as the case may be) to obtain authorization to make that payment without a deduction or withholding for or an account of Taxes or to make that payment with a deduction or withholding at a reduced rate. In the event that such a withholding tax is payable, each Party (or its Subsidiaries, as the case may be) shall be entitled to deduct from any payment made to the other Party (or its Subsidiaries, as the case may be) any withholding Tax, as required under applicable laws, regulations and tax treaties. The withholding Party shall furnish evidence of such paid Taxes to the other Party (or its Subsidiaries, as the case may be) as is sufficient to enable the other Party (or its Subsidiaries, as the case may be) to obtain any credits available to it.

All amounts expressed to be payable under Exhibit 1 of the Agreement by the Receiving Party to the Service Provider which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Service Provider to the Receiving Party and such Service Provider is required to account to the relevant tax authority for the VAT, that the Receiving Party must pay to such Service Provider (in addition to and at the same time as paying any other consideration for such supply referred to in Exhibit 1) an amount equal to the amount of the VAT (and such Service Provider must promptly provide an appropriate VAT invoice to that Receiving Party).

Section 6.3 Billing

The Service Provider shall submit a quarterly invoice (the “Invoice”) to the Receiving Party within thirty (30) days from the end of each quarter in which Services have been carried out in accordance with this Agreement. The amounts owed and stated in the Invoice shall become due and payable within sixty (60) days of the date of such written Invoice.

Section 6.4 Late Payment

Any payment required to be made under this Agreement that is not paid when due shall bear interest from and including the first day after such payment is due at a rate that is three (3) times the legal interest rate (taux d’intérêt legal) and trigger the payment of a lump sum as compensation for recovery costs, according to the provisions of Article L.441-6 and D.441-5 of the French Commercial Code. Such interest and lump sum shall be payable at the same time as the payment to which they relate.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1 Representations and Warranties of the Company.

The Company hereby represents and warrants to Nokia that all the statements contained in Section 7.1.1 to 7.1.6 are true and complete in all material respects (except that all statements that are qualified by materiality (including Material Adverse Effect) are true and complete in all respects, giving effect to such qualification) as of the date hereof (except to the extent that any such representation and warranty is expressly made as of another date, in which case such representation and warranty shall be required to be so true and so correct only as of such other date).

7.1.1 Organization, Good Standing and Qualification

The Company is an entity duly incorporated and validly existing under the Laws of its jurisdiction of organization. Each of the Company’s Subsidiaries is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing when taken together with all other such failures, individually or in the aggregate, has not resulted and is not reasonably expected to result in a Material Adverse Effect with respect to the Company.

7.1.2 Corporate Authority

The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute and perform its obligations under this Agreement. Assuming that Nokia has validly and properly entered into this Agreement, this Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights.

7.1.3 Non-contravention

Neither the execution by the Company of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, (i) will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any right to terminate, accelerate or cancel, or otherwise constitute a default under, any provision of any material Contract, or result in any change in the rights or obligations of any party under any material Contract, in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound, (ii) will violate or conflict with any Permit issued to the Company or any of its Subsidiaries, or (iii) will violate or conflict in any material respect with the Organizational Documents of the Company or any of the Company’s Subsidiaries, or (iv) will violate or conflict with any applicable Law, except (in the case of clauses (i) and (ii)) for such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, have not resulted and are not reasonably expected to result in a Material Adverse Effect with respect to the Company.

7.1.4 Required Consents

No authorizations, waivers, consents, filings, registrations or approvals are required to be made by the Company or any of its Subsidiaries with, or obtained by the Company or any of its Subsidiaries from any Relevant Authority, in connection with the performance by the Company of its obligations hereunder.

7.1.5 No Other Company Representations or Warranties

Except for the representations and warranties contained in this Section 7.1, neither the Company nor any of its Subsidiaries makes any other express or implied representation or warranty on behalf of the Company or its Subsidiaries. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or its Subsidiaries, or any of their respective officers, directors, employees, agents, advisors or representatives.

Section 7.2 Representations and Warranties of Nokia.

Nokia hereby represents and warrants to the Company that all the statements contained in Section 7.2.1 to 7.2.6 are true and complete in all material respects (except that all statements that are qualified by materiality (including Material Adverse Effect) are true and complete in all respects, giving effect to such qualification) as of the date hereof (except to the extent that any such representation and warranty is expressly made as of another date, in which case such representation and warranty shall be required to be so true and so correct only as of such other date).

7.2.1 Organization, Good Standing and Qualification

Nokia is an entity duly incorporated and validly existing under the Laws of its jurisdiction of organization. Each of Nokia’s Subsidiaries is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing when taken together with all other such failures, individually or in the aggregate, has not resulted and is not reasonably expected to result in a Material Adverse Effect with respect to Nokia.

7.2.2 Corporate Authority

Nokia has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute and perform its obligations under this Agreement. Assuming that the Company has validly and properly entered into this Agreement, this Agreement is a valid and binding agreement of Nokia, enforceable against Nokia in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights.

7.2.3 Non-contravention

Neither the execution by Nokia of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, (i) will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of Nokia or any of its Subsidiaries (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any right to terminate, accelerate or cancel, or otherwise constitute a default under, any provision of any material Contract, or result in any change in the rights or obligations of any party under any material Contract, in each case to which Nokia or any of its Subsidiaries is a party or by which Nokia or any of its Subsidiaries or any of their respective assets is bound, (ii) will violate or conflict with any Permit issued to Nokia or any of its Subsidiaries, or (iii) will violate or conflict in any material respect with the Organizational Documents of the Nokia or any of Nokia’s Subsidiaries, or (iv) will violate or conflict with any applicable Law, except (in the case of clauses (i) and (ii)) for such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, have not resulted and are not reasonably expected to result in a Material Adverse Effect with respect to Nokia.

7.2.4 Required Consents

No authorizations, waivers, consents, filings, registrations or approvals are required to be made by Nokia or any of its Subsidiaries with, or obtained by Nokia or any of its Subsidiaries from any Relevant Authority, in connection with the performance by Nokia of its obligations hereunder.

7.2.5 No Other Nokia Representations or Warranties

Except for the representations and warranties contained in this Section 7.2, neither Nokia nor any of its Subsidiaries makes any other express or implied representation or warranty on behalf of Nokia or its Subsidiaries. Nokia and its Subsidiaries disclaim any other representations or warranties, whether made by Nokia or its Subsidiaries, or any of their respective officers, directors, employees, agents, advisors or representatives.

ARTICLE VIII

SPECIFIC COVENANTS

Section 8.1 Authority and Direction.

The employees assigned by the Service Provider to perform the Services pursuant to the terms hereof shall at all times remain solely under the authority and direction of their actual contractual employer. The Agreement creates no subordinate relationship between the Service Provider’s and the Receiving Party’s personnel, even in the event Services are being performed in the mutual interest of the Parties. The Service Provider is thus solely responsible for managing its personnel, which remains entirely subordinated to the Service Provider. The Receiving Party shall not have any obligation to pay any such person’s salary, insurance, social security or any other amounts required by applicable Law or by Contract to be paid to or in respect of any such person by his or her employer. In the event that such a person should claim any such payment from the Receiving Party in respect of the Services, the Service Provider shall fully indemnify, defend and hold the Receiving Party harmless from and against any claims deriving from defaults in payment by the Service Provider. The Service Provider alone is responsible for any signature and termination of employment contracts with its personnel. In its capacity as employer, the Service Provider will be personally responsible for all wages, salaries, bonuses, social security contributions, paid leave, management and more generally all of the obligations incumbent upon it with regard to its personnel.

Section 8.2 Compliance with applicable Law.

The Service Provider shall carry out or cause to be carried out all the Services in accordance with this Agreement and all applicable Laws. In particular, the Parties shall carry out information and/or consultation of employee representative bodies in the respective jurisdictions where such information and/or consultation procedures are required under applicable Law in relation to the performance of this Agreement. Each Party shall notify the other Party in writing promptly following its becoming aware of any change in applicable Laws that would reasonably be expected to materially affect the Services or require any Services to be modified or discontinued. The Parties shall discuss and negotiate in good faith any proposed modification or discontinuance of any Service as a result of such change in applicable Law.

Section 8.3 Cooperation.

To the extent permitted under applicable Law, each Party shall, and shall procure that its respective Subsidiaries shall comply with the terms and conditions of the Agreement and shall cooperate as reasonably required with the other Party and its Subsidiaries in connection with the carrying out and acceptance of the Services in order to minimise the expense and risk of interruptions and disruptions.

To the extent permitted under applicable Law, each Party will provide and shall cause its Subsidiaries to provide to the other Party and its relevant Subsidiaries, free of any charge or cost, any information, data or documents reasonably required for reporting or compliance obligations with any Relevant Authority.

To the extent permitted under applicable Law, each Party will provide and shall cause its Subsidiaries to provide to the other Party and its relevant Subsidiaries (at the request of such Party or its Advisors), free of any charge or cost, any information, data or documents reasonably required to assess the performance of this Agreement.

Notwithstanding anything to the contrary set forth herein, a Party and its Subsidiaries (and their respective Advisors) may not have access to any work product of any Advisor appointed by the other Party or its Subsidiaries in connection with a Dispute.

Section 8.4 Interconnection of Products.

To the extent permitted under applicable Law, each Party shall assist, and shall procure that its Subsidiaries assist, the other Party and its Subsidiaries to interconnect their products with the other Party’s (and its Subsidiaries’) products regardless whether they are already installed in customer networks or not. Upon request of one Party triggered by a business need, the other Party (and its Subsidiaries, as the case may be) shall forthwith make available and explain to said Party all information available needed by or useful for the interconnection of said Party’s (and its Subsidiaries’) products with the products of the other Party (and/or its Subsidiaries). The Parties grant each other the non-exclusive and non-transferrable right to use the interface information provided by the other Party to interconnect the other Party’s products to their products.

Should the established corporate bodies of the Parties and their relevant Subsidiaries at the level of the product portfolio management decide to discontinue a product according to Section 9.5, the Party or its relevant Subsidiaries having developed the discontinued product will assist the other Party or its relevant Subsidiaries to enhance the continued products with product features which were available in the discontinued product. Upon request of the Party or its relevant Subsidiaries owning the continued product, the other Party or its relevant Subsidiaries shall provide sufficient engineering capabilities to reach the above objective, pricing support and technical assistance in accordance with Exhibit 1 (Pricing Method 1). The Foreground Intellectual Property generated with such technical assistance shall be financed and owned by the Party or its relevant Subsidiaries owning the continued product, as further specified in Exhibit 2.

Section 8.5 Product Portfolio

In the case of actual or potential overlap in the products portfolios of each of the Parties and their Subsidiaries, the decision to continue or discontinue a product shall be vested with the established governance bodies/authorized managers of the Parties and their relevant Subsidiaries at the level of the product portfolio management. The Party whose product is discontinued shall be allocated an indemnity calculated as set forth in Annex 1 Pricing Method 4. For the avoidance of doubt, such indemnity is not subject to the limitations of Section 10.2.

The relevant governance bodies/authorized managers shall inform and provide the relevant information to the Steering Committee of the decisions taken and of the amount of the indemnity and its hypothesis of calculation.

The Steering Committee shall review the relevant decision to continue or discontinue a portfolio product of each Party and/or its relevant Subsidiaries.

In the event the Steering Committee cannot agree on the value of the aforementioned indemnity, the dispute resolution mechanism referred to in Section 5.3.2 shall apply.

Section 8.6 Personnel Skills and Competence.

The Service Provider shall allocate to the performance of the Services sufficient personnel with appropriate experience, knowledge and competence, in each case to carry out or cause to be carried out all Services with the same degree of care, competence, skill and diligence and using or causing to be used substantially the same business procedures and policies, standards of care and internal controls, to a standard which is equivalent to the standard applied by the Service Provider for its own internal purposes. In the event any individual employee or executive namely designated in any of the Annexes hereto becomes unable or unfit to perform the Services due to, inter alia, dismissal, termination of employment, disability or change in professional duties, the Service Provider must ensure due performance of the relevant Services by other appropriately qualified member of personnel.

Section 8.7 Third Parties and External Service Providers.

To the extent that the provision of Services to the Receiving Party requires the consent of a third party, including a third party with whom the Service Provider has a contract relating to the Services, or requires the consent of a third party to use or purchase from such third party any materials, the Service Provider shall use best efforts to secure such consent from such third party.

The Service Provider may have the Services carried out by its own staff or may outsource the Services to an Affiliate or an external service provider, provided that in case of outsourcing to an external service provider (i) the Service Provider has selected the external service provider with reasonable care, (ii) the Service Provider shall provide the Receiving Party with prior written notice of each proposed external service provider and afford the Receiving Party the opportunity to object to each such proposed external service provider (such objection not to be unreasonably opposed) within a reasonable period of time upon receipt of the aforementioned written notice and (iii) the Service Provider shall remain fully responsible for the performance of the Services in accordance with the Agreement.

To the extent that the Service Provider uses its Affiliate or authorized external service providers, as permitted pursuant to the preceding paragraph, to provide the Services to the Receiving Party, the Service Provider shall cause such Affiliate and authorized external service providers to comply with the terms and conditions of this Agreement, as if the Affiliate or external service provider were a party to this Agreement.

Section 8.8 Changes to Services.

In the event a Receiving Party requires changes to be made to the Services, it shall send a change request to the Service Provider. The change request must be submitted in writing and contain sufficient information so that the Service Provider is able to adequately assess the request. The Parties shall discuss in good faith if and under what conditions, including the appropriate fees and starting date, the requested (changed) Service can be carried out. If the Parties agree in writing upon a proposed change request, the relevant Annex hereto shall be amended to include the terms and conditions of such agreed upon change.

Section 8.9 Data Protection.

When performing this Agreement, each of the Parties shall (and shall procure that its Subsidiaries will) treat, and cause its and their employees and authorized external service providers to treat, personal data about individuals as confidential in accordance with all applicable data protection Laws.

To the extent that any Party (and its Subsidiaries, as the case may be) processes any personal data provided by the other Party (or its Subsidiaries, as the case may be) in connection with the provision of Services, the relevant Party (and its Subsidiaries, as the case may be) shall (i) maintain reasonable technical and organizational security and confidentiality measures to mitigate the risk of accidental or unlawful destruction, accidental loss, alteration, unauthorized disclosure or access, and against all other unlawful forms of processing of personal data, in accordance with the other Party’s privacy policies, (ii) act upon and fully comply with the instructions received from the other Party (and its Subsidiaries, as the case may be) in relation to the processing of personal data, and (iii) otherwise comply with applicable data security and privacy Laws.

Section 8.10 Services Level Agreements.

In order to measure the performance of the Services by Nokia and by the Company in relation to Services to be provided pursuant to this Agreement, the Parties agree that the Steering Committee may, if it deems it necessary upon its review of such performance and recommendation of the Service Manager of both Parties, establish one or several services level agreements (“SLAs”) and related procedure in case of non-compliance with any such SLA in relation to the relevant Services. The Parties expressly acknowledge that SLAs may not be defined with respect to each and every Service to be provided hereunder, due to the specificities of such Service.

ARTICLE IX

TERM; TERMINATION

Section 9.1 Term.

The term of this Agreement shall be twelve (12) months starting on the date hereof and shall be automatically renewed for an additional term of twelve (12) months, in each case unless terminated pursuant to Section 9.2 (the “Term”).

Section 9.2 Termination.

Notwithstanding the provisions of Section 9.1 hereof, this Agreement may be terminated (i) at any time by the mutual written agreement of the Parties or (ii) by either Nokia or the Company, by providing a three (3) months’ prior written notice to the other Party.

Notwithstanding the provisions of Section 9.1 hereof, unless otherwise specifically set forth in Annex 3.1.1 to Annex 4.3, the Receiving Party may at any time, by providing the Service Provider with a three(3)- months’ prior written notice, terminate the provision of one or several specific Services set forth in Annex 3.1.1 to Annex 4.3, without prejudice to article L. 442-6 of the French Commercial Code.

Section 9.3 Procedure on Expiration of the Term and Termination.

The expiration of the Term or the termination of this Agreement or of the provision of a specific Service shall be without prejudice to the accrued rights and liabilities of the Parties in respect thereof as of the date of such expiration or termination or that may thereafter accrue in respect of any act or omission prior to such expiration or termination and shall be without prejudice to any provisions of this Agreement that are expressed to remain in force thereafter.

Upon expiration of the Term or the termination of this Agreement or of the provision of a specific Service, the Service Provider shall return to the Receiving Party (and/or its Subsidiaries, as the case may be) all the records and data in its possession relating to or arising out of this Agreement or the provision of such Service(s). The Service Provider shall however be authorized to keep such information for its files to the extent necessary to comply with any applicable Law or internal compliance or record retention rules or as part of an automatic electronic back-up system, it being specified that such information shall remain subject to the terms of Article XI hereof (Confidentiality).

ARTICLE X

LIABILITY

Section 10.1 Indemnification

Subject to the provisions of Section 10.2, 10.3 and 10.4 below, the Service Provider (in such capacity the “Indemnifying Party”) shall indemnify and hold the Receiving Party (in such capacity the “Indemnified Party”) harmless from and against any and all losses, damages, claims, costs, expenses and penalties (a “Loss”) suffered by the Indemnified Party (and/or its Subsidiaries) and arising out of or resulting from (i) a breach of any representations and warranties set forth herein and/or (ii) a breach of any covenants set forth herein (including relating to the Services), by the Indemnifying Party or any of its Subsidiaries (other than in the event that the quality of a Service is not in accordance with the SLAs set forth in the relevant Annexes hereunder and the procedure described in Section 8.8 applies).

Section 10.2 Limitation of Liability.

Notwithstanding anything to the contrary set forth herein, the maximum liability of the Service Provider for Losses relating to or resulting from the Services provided under this Agreement (including any penalties paid by such Service Provider in relation to SLA performance in accordance with Section 8.11) shall not exceed an aggregate amount equal to 100 % of the total aggregate amount of the Fees payable to such Service Provider under this Agreement for all the Services rendered during the immediately preceding twelve (12)-month period. For the avoidance of doubt, the indemnity provided for in Section 8.5 shall not be deemed Losses or Fees for purposes of this Section 10.2.

Section 10.3 Waiver of Consequential Damages.

To the extent permitted by applicable Law, each of Nokia and the Company expressly waives (and shall procure that its Subsidiaries waive) any right to consequential, indirect (dommages indirects), punitive or similar damages, lost opportunities (perte d’une chance) or lost profits (manque à gagner) for any cause arising out of or relating to this Agreement.

Section 10.4 Gross Negligence and Willful Misconduct.

Notwithstanding anything to the contrary set forth herein, the limitations provided in Section 10.1 and Section 10.2 shall not apply in case of gross negligence (faute lourde), willful misconduct (faute intentionnelle) or fraud.

ARTICLE XI

CONFIDENTIALITY

Each Party will, and will cause its Subsidiaries to, hold and will use its best efforts to cause their respective members, partners, officers, directors, employees, any external service provider providing Services and other agents to hold, in confidence and with the same level of protection as such Party’s own most confidential documents, all documents and information concerning the other Party or its Subsidiaries furnished to or accessed by such Party or its Subsidiaries in connection with the operations contemplated by this Agreement (the “Confidential Information”), except to the extent that such information can be shown to have been previously in the public domain through no fault of such Party or later lawfully acquired by such Party on a non-confidential basis from sources other than the other Party or any of its Subsidiaries; provided, however, that such Party may disclose such information in connection with the operations contemplated by this Agreement to the members, partners, officers, directors, employees, third parties providing Services and other agents of such Party or its Subsidiaries on a need to know basis so long as such persons are informed by such Party of the confidential nature of such information and are directed by such Party to keep such information confidential and not to use it for any purpose other than its intended use; and, provided further that if any person described in the immediately preceding proviso breaches its confidentiality obligations, the Party to whom the disclosure is attributable will inform the other Party and will take all necessary steps at the request of such other Party to enforce such obligation.

Notwithstanding the foregoing, each Party may disclose such information if (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Law or (ii) it is necessary, in the opinion of counsel, to establish such Party’s position in any litigation or any arbitration or other proceeding based upon or in connection with the subject matter of this Agreement. Prior to any disclosure pursuant to the preceding sentence, the disclosing Party shall give reasonable prior notice to the other Party of such intended disclosure and, if requested by such other Party, shall use all reasonable efforts to obtain a protective order or similar protection for such information or data (at the expense of such other Party) and shall otherwise disclose such information and data to the extent and only to the extent necessary, in the opinion of counsel, to comply with any applicable rule, regulation or policy of a governmental entity or securities exchange.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Force majeure.

The Parties shall not be liable for non-performance of, or any total or partial non-compliance with, their contractual obligations (except for the payment of money) if such non-performance or non-compliance is the result of an event of Force Majeure. Events of force majeure shall have the meaning set forth in Article 1148 of the French Civil Code as construed by French Courts from time to time (the “Force Majeure”).

Upon the occurrence of an event of Force Majeure, the Party affected by it shall promptly notify the other Party in writing of the nature of such Force Majeure event, the estimated extent and duration of its inability to perform its obligations under this Agreement. Upon the cessation of the event of Force Majeure, the affected Party shall promptly notify the other Party in writing of such cessation. The affected Party shall use its best efforts to limit the period during which it cannot perform its obligations due to such Force Majeure and the effect of such Force Majeure on the performance of such obligations.

Section 12.2 Specific Performance.

Each Party agrees that it could be irreparably injured by a breach of the Agreement by the other Party, that money damages will not be an adequate and/or fully sufficient remedy for any breach of this Agreement and that, in addition to all other remedies available at Law, each Party shall be entitled to injunctive relief and specific performance as a remedy for any such breach, each Party hereby irrevocably waiving any contradicting right in that respect under Article 1142 of the French Civil Code (Code civil), to the extent permissible under applicable Law.

Section 12.3 Amendment and Waiver.

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.4 Assignment.

Without prejudice to the right of the Service Provider to have the Services carried out by Subsidiaries or authorized external service providers pursuant to Section 8.7, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the immediately preceding provisions of this Section 12.4, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and assigns.

Section 12.5 Entire Agreement; No Third-Party Beneficiaries.

This Agreement (including any Annexes hereto) constitutes the entire agreement with respect to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties between the Parties, in each case whether, with respect to such matters. This Agreement is not intended to, and does not confer upon any Person other than the Parties any rights or remedies hereunder. If required in certain jurisdictions under applicable local Law, separate services agreements related to the subject matters hereof will be entered into by and among the Parties and/or their Subsidiaries incorporated in such jurisdictions.

Without limiting the foregoing, and from the date hereof, the Parties shall, and shall cause their respective Subsidiaries, to the extent such Subsidiary provides or benefits from the Services provided pursuant to this Agreement, to adopt the governance and escalation procedures set forth in Article V in order to govern all matters, decisions and actions relating to this Agreement and the Services provided herein, which shall supersede any specific governance rules established at the level of the Parties and their Subsidiaries in relation to the same subject matters.

Section 12.6 Severability.

The terms and conditions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition shall not affect the validity or enforceability of the other terms or conditions hereof. If any term or condition of this Agreement (or any portion thereof), or the application of any such term or condition (or any portion thereof) to any Person or any circumstance, is invalid or unenforceable, (i) a suitable provision shall be substituted therefor in order to carry out, so far as may not affect the interests of the Party(ies) concerned, as applicable, be valid and enforceable, the intent and purpose of such invalid or unenforceable provision or portion thereof and (ii) the remainder of this Agreement and the application of such term or condition to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such term or condition, or the application thereof, in any other jurisdiction.

Section 12.7 Headings.

The Article, Section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 12.8 Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

Section 12.9 Remedies.

Except as otherwise expressly provided in this Agreement, any and all remedies expressly conferred upon a Party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement. The exercise by a Party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 12.10 Privilege.

To the extent that any confidential information exchanged between the Parties in connection with this Agreement is covered or protected by legal advice, litigation, common interest or any other applicable privilege or doctrine, disclosure of such confidential information to a Party or its representatives does not constitute a waiver of any such privilege. Each Party agrees to assert all such privileges in opposition to any request for disclosure of confidential information propounded by any third party.

Section 12.11 Notices.

All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by an international courier service, or if sent by email (provided that written confirmation of receipt of email is issued to the sender of the notice), and a hard copy of such notice is also delivered by international courier service one (1) Business Day after transmission to the Person at the address set forth below, or such other individual, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

If to Nokia:

Nokia Corporation

Karaportti 3

02610 Espoo

Finland

Attn: Chief Legal Officer

          Maria Varsellona

Email: maria.varsellona@nokia.com

With a copy to (which shall not constitute a notice to Nokia):

Nokia Corporation

Karaportti 3

02610 Espoo

Finland

Attn:

If to the Company:

Alcatel Lucent

148/150 route de la Reine

92100 Boulogne-Billancourt

France

Attn: Chief Financial Officer

         Jean Raby

Email: jean.raby@alcatel-lucent.com

With a copy to (which shall not constitute a notice to the Company):

Alcatel Lucent

148/150 route de la Reine

92100 Boulogne-Billancourt

France

Attn: General Counsel

         Barbara Larsen

Email: barbara.larsen@alcatel-lucent.com

Any notice given by mail or international courier service shall be effective when delivered. Any notice given by email after 17:00 (in the place of receipt) on a Business Day or on a day that is not a Business Day shall be deemed received on the following Business Day.

Section 12.12 Governing Law.

This Agreement shall be exclusively governed by and construed in accordance with the Laws of France, without regard to principles of conflicts of law.

Section 12.13 Jurisdiction.

The Parties undertake to use their best efforts to try to settle amicably any dispute, controversy or claim (including any non-contractual claim) arising out of or in connection with this Agreement or the breach, termination or validity thereof (a “Dispute”). Therefore, before referring to arbitration any Party must notify by registered mail to the other Party its wish to try to settle amicably the Dispute. Such notice shall include description of the Dispute and any documents reasonably available to such Party and related thereto. The Parties undertake to involve the higher level of their management to try to settle amicably the Dispute.

Failing an amicable settlement within three (3) weeks of the receipt of the above-mentioned notification, the Dispute shall be finally settled by arbitration under the rules administered by the International Court of Arbitration (the “Court”) of the International Chamber of Commerce (“ICC”) then in effect (the “Rules”), except as modified herein. The seat of arbitration shall be London, United Kingdom. The language of the arbitration shall be English, provided that documents or testimony may be submitted in another language if a translation is provided.

In an arbitration the following shall apply:

(i)	The arbitration shall be conducted by three arbitrators (the “Tribunal”) appointed in accordance with the Rules, and the Parties intend for the ICC Court to strictly enforce the relevant time periods in order to promptly constitute the Tribunal. The Terms of Reference (as defined in the Rules) shall be signed by the Tribunal and the Parties as expeditiously as possible but no later than twenty (20) Business Days after the confirmation of the appointment of the third arbitrator, subject to extension by the ICC Court. The Parties further direct the Tribunal to establish a strict timetable for the proceedings and generally conduct the arbitration as expeditiously as practicable, without prejudice to the disclosure rights of the Parties, in order to ensure a prompt resolution of any Dispute.

(ii)	The award shall be rendered by the Tribunal as expeditiously as possible after the close of the hearing and in any event no later than eighteen (18) months as from the date of the filing of the Request for Arbitration (as defined in the Rules); provided, however, that the Tribunal may seek an extension of such time limit from the ICC Court for good cause. The award rendered by the Tribunal shall be final and binding on the Parties and enforceable against such Parties and their assets in any court of competent jurisdiction.

(iii)	By agreeing to arbitration, the Parties do not intend to deprive any competent court or the ICC Emergency Arbitrator of the jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. In any such judicial action: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Courts of France; and (ii) each Party irrevocably waives, to the fullest extent it may effectively do so, any objection to the jurisdiction of such courts. The Parties agree that the Party seeking interim relief or the enforcement of the award may do so in the forum of its choice.

(iv)	Without prejudice to such provisional remedies as may be available under the jurisdiction of a court or the ICC Emergency Arbitrator, the Tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the Tribunal’s orders to that effect. The arbitrators also shall be entitled to enforce specifically the terms and provisions of this Agreement and to award monetary damages and other remedies pursuant to this Agreement or applicable Law.

(v)	Costs shall be awarded in accordance with the Rules.

(vi)	This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(vii)	All notices by one Party to another Party in connection with the arbitration shall be in accordance with the provisions of Section 12.11 except that no notice may be transmitted by facsimile.

(viii)	This agreement to arbitrate shall be binding upon the successors and permitted assigns of each Party.

[signature page follows]

Entered into in Paris, France
On January 8, 2016
In two original copies

NOKIA CORPORATION

By:
Name: Riikka Tieaho
Title: Vice-President, Corporate Legal

By:
Name: Hans-Jurgen Bill
Title: Chief Human Resources Officer

ALCATEL LUCENT

By:
Name: Jean Raby
Title: Chief Financial and Legal Officer

By:
Name: Philippe Guillemot
Title: Chief Operating Officer and Sales Officer

LIST OF EXHIBITS

Exhibit 1	Pricing

Exhibit 2	Allocation of Funding for R&D Activities and Ownership of Results

Exhibit 3	Form of License Agreement

LIST OF ANNEXES

Annex 3.1.1	Reciprocal Mobile Networks Management Services

Annex 3.1.2	Reciprocal Fixed Networks Management Services

Annex 3.1.3	Reciprocal Customer Operations Management Services

Annex 3.1.4	Reciprocal Application and Analytics Management Services

Annex 3.1.5	Reciprocal IP/Optical Networks Management Services

Annex 3.1.6	Reciprocal CFO Management Services

Annex 3.1.7	Reciprocal CIOO Management Services

Annex 3.1.8	Reciprocal HR Management Services

Annex 3.1.9	Reciprocal Corporate Strategy and Development (CSD) Management Services

Annex 3.1.10	Reciprocal MCA Management Services

Annex 3.1.11	Reciprocal Legal & Compliance Management Services

Annex 3.1.12	Reciprocal Tech Management Services

Annex 4.1	Reciprocal Create-related Services

Annex 4.2	Reciprocal Innovation-related Services

Annex 4.3	Reciprocal Sell-related Services

EXHIBIT 1 - PRICING METHODOLOGIES

***

NOTE: A request for confidential treatment has been made with respect to the portions of the document that are marked with ***. The redacted portions have been filed separately with the SEC. Three pages of Exhibit 1 have been omitted pursuant to the request for confidential treatment.

EXHIBIT 2 - ALLOCATION OF FUNDING FOR R&D ACTIVITIES AND OWNERSHIP OF RESULTS

***

NOTE: A request for confidential treatment has been made with respect to the portions of the document that are marked with ***. The redacted portions have been filed separately with the SEC. Four pages of Exhibit 2 have been omitted pursuant to the request for confidential treatment.

EXHIBIT 3 – INTERCOMPANY TRADEMARK LICENSE AGREEMENT

***

NOTE: A request for confidential treatment has been made with respect to the portions of the document that are marked with ***. The redacted portions have been filed separately with the SEC. Seventeen pages of Exhibit 3 have been omitted pursuant to the request for confidential treatment.

LIST OF ANNEXES

ANNEX 3.1.1: RECIPROCAL MOBILE NETWORKS MANAGEMENT SERVICES

ANNEX 3.1.2: RECIPROCAL FIXED NETWORKS MANAGEMENT SERVICES

ANNEX 3.1.3: RECIPROCAL CUSTOMER OPERATIONS MANAGEMENT SERVICES

ANNEX 3.1.4: RECIPROCAL APPLICATION AND ANALYTICS MANAGEMENT SERVICES

ANNEX 3.1.5: RECIPROCAL IP/OPTICAL NETWORKS MANAGEMENT SERVICES

ANNEX 3.1.6: RECIPROCAL CFO MANAGEMENT SERVICES

ANNEX 3.1.7: RECIPROCAL CIOO MANAGEMENT SERVICES

ANNEX 3.1.8: RECIPROCAL HR MANAGEMENT SERVICES

ANNEX 3.1.9: RECIPROCAL CORPORATE STRATEGY AND DEVELOPMENT (CSD) MANAGEMENT SERVICES

ANNEX 3.1.10: RECIPROCAL MCA MANAGEMENT SERVICES

ANNEX 3.1.11: RECIPROCAL LEGAL & COMPLIANCE MANAGEMENT SERVICES

ANNEX 3.1.12: RECIPROCAL TECH MANAGEMENT SERVICES

ANNEX 4.1: RECIPROCAL CREATE-RELATED SERVICES

ANNEX 4.2: RECIPROCAL INNOVATION-RELATED SERVICES

ANNEX 4.3: RECIPROCAL SELL-RELATED SERVICES

These Annexes cover organizational objectives to be achieved as a general framework for the related Services. The implementation of such Services may be subject to a number of conditions, including, where required under applicable law, information and consultation of employee representative bodies. On this basis, suitably adapted projects could be defined locally in order to provide the Services pursuant to this Agreement.

ANNEX 3.1.1: RECIPROCAL MOBILE NETWORKS MANAGEMENT SERVICES

1. General Management Services and Compensation

Both parties are providing management services to various teams in the Mobile Networks Organization. The compensation mechanism for these services are described in Exhibit 1, section 7.

2. Description of Mobile Networks Organization

Mobile Networks (MN), to be headed by the designated president Samih Elhage, would include Nokia’s and Alcatel-Lucent’s comprehensive Radio network portfolios, substantially all of the Converged Core portfolios (including IMS/VoLTE and Subscriber Data Management), Alcatel-Lucent’s Microwave portfolio, and all mobile-related managed, professional and attached service businesses. Through the combination of these assets, Mobile Networks would provide end-to-end mobile networks solutions to service providers globally, including some of the largest telecommunications operators in the world.

Aiming to combine the strengths of the current Nokia Networks and Alcatel-Lucent mobile business, MN would aspire to sustain and achieve an undisputed number one market position in the mobile networks ecosystem, globally. To do this, MN would target leadership in its markets, along with sustained operational excellence, secure seamless integration of both mobile businesses, and achieve financial targets, built on a culture of continuous improvement:

The Mobile Networks planned leadership would be tasked with delivering on this vision. The proposed team has been designed based on principles of (i) end-to-end business leadership, including P&L ownership, and clear accountability and empowerment per function; (ii) business continuity and minimization of disruption during the integration of both companies, and (iii) maintenance of Nokia Networks’ focus on business performance management. Each of the proposed units that would make up Mobile Networks play their own critical part in achieving the business group’s goals and would functionally be described as follows:

The Mobile Networks Business and Portfolio Integration Leadership would partner with the designated President of Mobile Networks in overseeing MN portfolio integration and customer adoption along with driving important integration matters across the current business portfolio and the future portfolio roadmap. This essential unit would take specific responsibility for key Alcatel-Lucent customers to ensure their retention, while driving additional sales from the combined Nokia offerings, thereby playing a key role in both safeguarding current revenue streams and creating future sources of growth for the business group.

The MN Products business unit would be fully accountable for the Radio Networks business P&L. The unit would be tasked with driving Nokia’s leadership in relevant market segments (e.g. LTE) and with positioning the company to take a leading position in important new technology areas, such as 5G. To achieve these objectives, the unit would develop market-

leading product offerings, guided by a deep understanding of customer needs, market dynamics and technology trends. The unit would differentiate itself from the competition in various ways, including through a focus on end-to-end architecture, incubation, and research and development that would enable us to bring leading products and solutions to the market.

The unit would ensure the delivery of product roadmaps on time and with industry-leading quality to fulfill and exceed customer and market expectations. Equally importantly, the Radio unit would deliver best-in-class cost structure and would own the global lab, site strategy, and mode-of-operation across all product teams.

The Converged Core Networks business unit would have full accountability for the Converged Core business P&L and would be expected to drive for a leading market position in areas including, but not limited to, IMS / VoLTE, SDM, Cloud, and virtualized software / infrastructure.

The Converged Core unit would also have a strong focus on quality as well as industry-leading cost structure, would ensure end-to-end system design and product architecture to deliver product roadmap on time, meeting or exceeding customer and market expectations.

Global Services business unit would be fully accountable for the P&L in the Services business. The unit would develop the best-in-class mobile services portfolio and the end-to-end delivery necessary to achieve industry leadership, centered around: service-led and professional services; the quality, skills, experience and customer-focus of its teams, and superior tooling, automation and serviceability. The unit would include market delivery, Services business lines and global delivery; as well as functions related to delivery excellence and portfolio management, and company-wide shared functions including Managed Services, and elements of the Global Delivery Centers.

Advanced Mobile Networks Solutions (AMS) would be accountable for the end-to-end P&L performance of our vertical growth businesses, including Internet of Things (IoT), Mobile Edge solutions (Small Cells / Wifi), Public Sector (Public Safety / Railways), X-Haul (microwave & fronthaul), complementary solutions as well as MN-wide partnership ecosystem development. AMS would have full ownership of the business, including product, services and solutions sales for these areas, and where relevant, develop new non-traditional go-to-market (e.g. enterprise, IT domains).

MN Product Portfolio Sales and MN Services Portfolio Sales would directly contribute to sustaining Mobile Networks’ market position in existing segments, and driving growth in new markets, through increased sales performance in terms of volume, size and market share. To this end, they would collaborate closely with global Customer Operations, develop product / services related competences and drive cross-market knowledge sharing to deliver successful sales programs and cost-effective sales operations.

The Head of Sales of MN & end-to-end Sales Solutioning would have similar responsibilities to the HoS for FN, ION and A&A, but would also be in charge of end-to-end Customer Solution Management, HoT and Value Based Selling, focusing on enhancing cross-BG sales, and developing a world-class Central Shared Services Center (CSSC) including a bid-management organization.

The Chief Operating Officer (COO) of Mobile Networks would ensure the seamless integration of the Alcatel-Lucent and Nokia mobile assets, owning the execution and value capture of synergies and transformation programs across all functions within the business group. The COO would own and drive the MN business performance management, mode of operation and governance model, and ensure its disciplined, uniform and consistent implementation. The unit would also design, implement and deliver an end-to-end digital strategy and would drive operational quality across all functions within MN.

Transformation would remain a critical function in Mobile Networks, tasked with executing projects and programs to realize productivity improvements, operational excellence, short-and-long-term cost reduction, and waste elimination. The Smarter and RSPI programs would continue to be governed, steered and led from the MN Transformation organization, as would long-term transformation capability development. Value capture (Color Books) and centralized program management across all transformation projects would also be handled in a uniform manner by Transformation.

The Global Operations unit would own the integrated supply chain for hardware, software, services and data management. It would focus on end-to-end connected and automated processes from order management to customer delivery for elastic, predictive cloud based sourcing, supply and operations. It would support new business models and collaborative processes, continuous delivery and automated sales as well as the Industry 4.0 framework for Nokia operations. It would focus on speed, execution and time to market to increase Nokia market share and profitability.

The Chief Technology Officer (CTO) would define and own the technology vision for Mobile Networks, and realize that vision through creation of an end-to-end mobile network architecture to drive innovation into the roadmap. The CTO would actively engage customers, providing thought leadership and helping shape the evolution of the mobile industry, while working closely with research and development and CIOO teams to drive innovation and translate industry trends into tangible product roadmaps.

Commercial Management would help achieve Mobile Networks’ financial targets by achieving competitive commercial performance (e.g., pricing, margin, contract terms) for MN products and services, developing and executing end-to-end pricing and pricing strategies, providing deal support to customer teams with pricing and project contract management, and ensuring price control through the Pricing War Room. Additionally, Commercial Management would help balance commercial trade-off decisions across Nokia Business groups via the Nokia Commercial Committee.

Additionally, Finance, Marketing & Communications, Strategy & Business Development, Human Resources and Legal & Compliance would be represented in the organization.

The Mobile Networks Finance unit would manage strategic business controlling to drive business performance, provide decision support to the leadership and be accountable for financial planning, reporting and analysis for the business group. Within each business group, Finance would leverage centralized finance operations for accounting, reporting and any other topics that can be centralized.

Marketing & Communications for Mobile Networks would be represented by a “two in the box” model, given the size of the business and the considerable overlaps in the portfolio with Alcatel-Lucent.

One of those proposed leaders would focus primarily on communications and the other on marketing, although both would be jointly accountable for the performance of the Mobile Networks MCA team and both would sit on the MCA and Mobile Networks’ leadership teams. The Marketing & Communications units would be responsible for Mobile Networks-specific product marketing; internal and executive communications; media outreach and industry analyst relations and other related activities to support the delivery of MN financial and strategic goals. These teams would also add technical depth to the company’s strategic messaging and ensure a business-driven marketing approach, providing clear and impactful technical value propositions to the sales teams and wider organization.

Within Mobile Networks, the Human Resources unit would provide strategic support for the designated leadership team and function as a business partner, focusing on people and talent management and organizational design for the BG. The teams would support the BG leader and organizations, acting as the designated leader’s primary HR contact on actions and interventions in close collaboration with the regional HR organizations.

The General Counsel unit would support Mobile Networks to ensure best-in-class in legal and compliance and have legal and contracting compliance teams enabling the implementation of Nokia’s strategy with high integrity through business-minded solutions.

The Strategy and Business Development lead for the business group would ensure closely aligned corporate and business group strategies and would be tasked with defining the strategies for the business groups while continuously challenging the status quo and providing strategic foresight to the leadership.

The proposed nominations for the planned units described above are as follows and this would make up the leadership of Mobile Networks to achieve the business group’s strategy and business goals.

ANNEX 3.1.2: RECIPROCAL FIXED NETWORKS MANAGEMENT SERVICES

1. General Management Services and Compensation

Both parties are providing management services to various teams in the Fixed Networks Organization. The compensation mechanism for these services are described in Exhibit 1, section 7.

2. Description of Fixed Networks Organization

Under the leadership of designated President of Fixed Networks (FN), Federico Guillén, the proposed Fixed Networks function would comprise the current Alcatel-Lucent Fixed Networks business, whose cutting-edge innovation and market position would be further supported through strong collaboration with the other business groups. This function would provide copper and fiber access products and services to offer customers ultra-broadband end-to-end solutions to transform their networks, deploying fiber to the most economical point.

The organizational set-up of Fixed Networks is planned to remain largely unchanged and would continue to operate along the guiding principles of innovation, cost improvement, quality and reliable delivery to meet or beat customer expectations.

In terms of innovation, Fixed Networks would build on its market leadership position and continue investing in cutting-edge copper and fiber access technologies and transformation practices; all to continue to shape the market and to provide our customers with tailored and economical fiber solutions.

Cost improvement would remain a key focus to maintain our leadership and profitability in this highly competitive marketplace.

Quality would continue being part of our DNA at all levels and in all parts of the organization. Fixed Networks delivers millions of access lines and home devices per year. Therefore, providing the right level of quality in our products and services is an absolute must.

The reliable delivery of our projects is a key differentiator vis-a-vis the competition we face in our dynamic market. Best-in-class supply chain and project execution are key for our continued success.

Fixed Networks would be comprised of five product and services units, four regional business centers (RBC) and four supporting units, reporting directly to Federico Guillén.

The product and services units would comprise four existing and one new business unit

The BroadBand Access unit would be responsible for bringing the Fixed Access network products to market. The success of the business would be centered on continuous innovation, product cost optimization, quality and market diversification in both fiber and copper solutions.

The Digital Home unit would be responsible for the Customer Premises Equipment (CPE) side of the fixed broadband network – the network termination equipment in the subscriber’s location. During recent years, the main focus has been on Optical Network Termination (ONT) devices for Fiber-to-the-Home (FTTH) networks based on any fiber technology. In addition to ONTs for residential broadband deployments, the unit would also provide specialized models for businesses and enterprises, including Residential Gateway (RGW) and Internet of Things functions. By providing an end-to-end network solution, the Digital Home unit would ensure smooth and fast deployment.

The Access Management Solutions (AMS) unit would be responsible for developing and supporting the network management functions needed to operate the end-to-end fixed access solutions provided by Broadband Access, Digital Home and Cable. Additionally, the unit would contribute to the virtualization initiatives of our fixed networks solutions.

The Cable unit would be a new unit, formerly housed within BroadBand Access. In order to thoroughly address the growth of FTTH solutions in cable operators worldwide, this unit would be responsible for boosting the business in the cable segment. It would comprise highly specialized Product Line Management (PLM) and New Product Introduction (NPI) functions and would work with the support of the Regional Business Centers and the R&D teams of the other three product business units to deliver best in class solutions to the market.

The Services unit would be responsible for delivering all the product-attached services for Fixed Networks. This would include maintenance, deployment, professional services, multivendor maintenance, Extended Life, site implementation and outside plant (SIOP) and Perfect Voice.

Meanwhile, FN would contain four Regional Business Centers:

North America, Caribbean and Latin America (NA & CALA);

Asia Pacific (APAC);

Europe, Middle East and Africa (EMEA);

China.

The RBCs would function as the pre-sales and delivery organization. They would cover the full range of the product and services portfolio and would co-ordinate closely with CO to provide the related subject matter expertise and ensure efficiency along the pre-sales, sales and delivery chain.

Furthermore, four additional units would provide support across the Fixed Networks business group:

The business group’s COO would work in close collaboration with the CIOO organization on topics including quality, security, supply chain, real estate/site strategy, IT/digital, advanced procurement, product lifecycle, Mode of Operation, GOPS as well as integration and transformation.

The Network Transformation unit would be responsible for identifying the transformation opportunities among our worldwide customer base. The unit would work closely with Bell Labs Consulting and the professional services practices of the four business groups in order to increase the pipeline of transformation projects across all of them.

The CTO would provide technical leadership and insight across the business group to ensure future market and technology opportunities are fully exploited. To this end, the CTO would closely collaborate with the CIOO organization.

A centralized Commercial Management unit would look after commercial strategy, pricing, customer terms and conditions and related topics.

Additionally, Finance, Marketing & Communications, Strategy & Business Development, Human Resources, Legal & Compliance as well as the Head of Sales would be represented in the organization.

The business group would have a Finance leader to manage strategic business controlling to drive business performance, provide decision support to the leadership team and be accountable for financial planning, reporting and analysis for the business group. Business group finance would also leverage centralized finance operations for accounting, reporting and any other topics that can be centralized.

The business group’s Marketing & Communications unit would be responsible for BG-specific product marketing; internal and executive communications; media outreach and industry analyst relations and other related activities to support the delivery of BG financial and strategic goals. These teams would also add technical depth to the company’s strategic messaging and ensure a business-driven marketing approach, providing clear and impactful technical value propositions to the sales teams and wider organization. Further responsibilities would include demo creation, as well as business group-specific campaigns, C360 initiatives support and major events.

The Strategy & Business Development lead for the business group would ensure closely aligned corporate and business group strategies and would be tasked with defining the strategies for the business groups while continuously challenging the status quo and providing strategic foresight to the leadership team.

Within the business group, the Human Resources unit would provide strategic support for the leadership team and function as a business partner, focusing on people and talent management and organizational design for the BG. The teams would support the BG leader and organizations, acting as the leader’s primary HR contact on actions and interventions in close collaboration with the regional HR organizations.

The General Counsel unit would support the business group to ensure best in class legal, compliance and contracting support and enable the implementation of Nokia’s strategy guided by four principles – Integrity, Trusted Business Partner, Teamwork & Respect and Professionalism.

The Head of Sales (HoS) would be responsible for driving the global business and building a robust funnel for the BG through our markets and would also drive programs leveraging the strength of extensive customer presence and respective BG RBCs, for cross-selling and upselling. In addition, the HoS would represent CO in BG LT and key BG governance and commercial forums and drive co-operation between the CO and BG.

ANNEX 3.1.3: RECIPROCAL CUSTOMER OPERATIONS MANAGEMENT SERVICES

1. General Management Services and Compensation

Both parties are providing management services to various teams in the Customer Operations Organization. The compensation mechanism for these services are described in Exhibit 1, section 7.

2. Description of Customer Operations Organization

The proposed global Customer Operations (CO) organization, which is to be headed by Ashish Chowdhary as the Chief Customer Operations Officer (CCOO), would be responsible for customer interactions and driving the sales performance of all business groups (BG), except for Nokia Technologies. In addition, it would continue to manage the end-to-end Mobile Networks (MN) P&L on behalf of MN. CO is planned to drive strong momentum across the business groups to position Nokia as the world’s leading vendor of infrastructure and non-infrastructure to both carriers and non-carriers (i.e. enterprise).

The planned CO function would be set up with leadership roles designed to work together to create growth for each business group. The Market Heads, Heads of Sales (HoS) – AA, FN and ION, Head of Sales MN & end-to-end Sales Solutioning, Head of Sales Global Enterprise & Public Sector, Head of CO Strategy & Sales Operations, and Head of CO Integration & Chief of Staff would form the CCOO’s leadership.

For optimal customer support, the proposed CO organization would be organized around seven markets:

•	Asia-Pacific and Japan (APJ)

•	Europe

•	India

•	Greater China

•	Latin America (LAT)

•	Middle-East and Africa (MEA)

•	North America (NAM)

Each market is proposed to follow a common operating model and own the customer interface across all business groups, except for Nokia Technologies.

•	The Market Heads would be responsible for the overall performance of Nokia in their respective markets, provide ownership of the customer relationship and drive sales in each BG. They would also assume end-to-end accountability for the execution and delivery of all Nokia customer contracts in the market.

•	The Heads of Sales (HoS) for AA, FN and ION would be responsible for driving the global business and building a robust funnel for their respective BGs through our markets. They would also drive programs leveraging the strength of extensive customer presence and respective BG RBCs, for cross-selling and upselling. In addition, they would represent CO in BG LT and key BG governance and commercial forums and drive co-operation between the CO and BGs.

•	The HoS of MN & end-to-end Sales Solutioning would have similar responsibilities to the HoS for FN, ION and A&A, but would also be in charge of end-to-end Customer Solution Management, Head of Technology and Value Based Selling, focusing on enhancing cross-BG sales, and developing a world-class Central Shared Services Center (CSSC) including a bid-management organization.

•	The Head of Sales – Global Enterprise & Public Sector would be responsible for driving business with global enterprise customers. The role would focus on creating and executing a comprehensive go-to-market enterprise strategy to drive new customer acquisition and increase the share-of-wallet of existing customers. The position’s responsibilities would also include acting as a growth engine to create new vertical segments to expand our accessible market.

•	The Head of CO Strategy & Sales Operations would be responsible for creating and driving CO strategy as well as identifying and understanding the drivers of short and long term sales performance through advanced analytics. The role would entail preparing appropriate analysis for management business reviews (MBR) and leadership (LT) discussions. Additionally, the proposed unit would include sales operations to support our sales teams by owning, documenting and clearly communicating the SELL process in the combined Nokia while owning all sales tools.

•	The Head of CO Integration & Chief of Staff would lead the integration management for the CO and be accountable for successful integration activities, as well as ensuring appropriate culture and change initiatives in CO. The responsibilities of the Chief of Staff would include supporting and coordinating CCOO’s participation in various forums and implementing special projects.

The Regional Business Centers (RBCS) of Fixed Networks, Applications & Analytics and IP/Optical Networks would also be represented in CO. They would function as the pre-sales and delivery organization. They would cover the full range of the product and services portfolio and would co-ordinate closely with CO Markets and Head of BG Sales to provide the related subject matter expertise and ensure efficiency along the pre-sales, sales and delivery chain.

Additionally, Business HR, CO Finance, CO Legal & Compliance as well as Customer Marketing & Communications would be functions represented in the CO organization

ANNEX 3.1.4: RECIPROCAL APPLICATION AND ANALYTICS MANAGEMENT SERVICES

1. General Management Services and Compensation

Both parties are providing management services to various teams in the Application and Analytics Organization. The compensation mechanism for these services are described in Exhibit 1, section 7.

2. Description of Application and Analytics Organization

To be led by designated President Bhaskar Gorti, the Applications & Analytics (A&A) business group would combine Nokia and Alcatel-Lucent’s software, cloud and data analytics-related capabilities. This comprehensive portfolio would include solutions for communications and collaboration, customer experience management, network and service operations (including OSS), policy and charging, service orchestration, network management, network security and analytics, Internet of Things (IoT) connectivity management, network function virtualization (NFV), cloud stack, and product-related professional services.

A&A would house nine product and services functions, four regional business centers, and three corporate functions, reporting directly to Bhaskar Gorti. This organizational structure would aim to:

Offer a comprehensive, modular and modern communications software portfolio for service providers and enterprises;

Bring focus and specialization to product domains targeting customers’ most acute challenges;

Accelerate innovation, maximize cross- and up- sell opportunities, and simplify customer deployments by leveraging common software modules and a single, specialized professional services team.

The Applications & Analytics functional units would include:

Analytics – providing service providers and digitalized industries 360-degree insights into users, network infrastructure and operations, usage and/or revenue generation; fostered by innovative algorithms, advanced probes and a global Nokia analytical platform.

CloudBand – focusing on cloud management and orchestration; enabling virtual network functions and a unified cloud engine.

Communication & Collaboration – delivering a cloud-based contextual communication applications platform for service providers and enterprises to enable integrated voice, video, messaging, presence, file sharing and real-time collaboration.

Customer Experience Management – enabling customer self-care, monitoring, device management, network and service performance optimization, and network outage and security monitoring.

Network & Service Operations (OSS) – providing modern applications for service fulfilment, activation, inventory management (physical and virtual), and service assurance.

Partners & Solutions – responsible for defining, validating, architecting, cross-portfolio, and/or joint solutions with partners. Further responsibilities would include solution demos, sales enablement, and the certification of the broader portfolio and third-party vendors.

Policy & Charging – establishing and enforcing business rules in the network to build and monetize personalized offers and enable new business models.

Security & IoT – offering broad security solutions for service providers, this unit would host Nokia’s security software suite (e.g., network, end-points, orchestration, apps) while also managing the partner on-boarding process and Nokia portfolio security certification.

Services – offering software and system maintenance, as well as professional services such as design, consulting, integration and more.

Additionally, A&A would contain four Regional Business Centers (RBC):

North America, Caribbean and Latin America (NA & CALA);

Asia Pacific (APAC);

Europe, Middle East and Africa (EMEA);

China.

The RBCs would function as the pre-sales and delivery organization. They would cover the full range of the product and services portfolio and would co-ordinate closely with CO to provide the related subject matter expertise and ensure efficiency along the pre-sales, sales and delivery chain.

Furthermore, three additional units would provide support across the A&A business group:

The business group’s COO would work in close collaboration with the CIOO organization on topics including quality, security, supply chain, real estate/site strategy, IT/digital, advanced procurement, product lifecycle, Mode of Operation, GOPS as well as integration and transformation.

A&A would further have a CTO, who would provide technical leadership and insight across the business group to ensure future market and technology opportunities are fully exploited. To this end, the CTO would closely collaborate with the CIOO organization. This would include the development of common software assets, shared modules and tools supporting all A&A R&D functions.

A centralized Commercial Management unit would look after commercial strategy, pricing, customer terms and conditions and related topics.

Additionally, Finance, Marketing & Communications, Strategy & Business Development, Human Resources, Legal & Compliance as well as the Head of Sales would be represented in the organization.

The business group would have a Finance leader to manage strategic business controlling to drive business performance, provide decision support to the leadership and be accountable for financial planning, reporting and analysis for the business group. Business group finance would also leverage centralized finance operations for accounting, reporting and any other topics that can be centralized.

The business group’s Marketing & Communications unit would be responsible for BG-specific product marketing; internal and executive communications; media outreach and industry analyst relations and other related activities to support the delivery of BG financial and strategic goals. These teams would also add technical depth to the company’s strategic messaging and ensure a business-driven marketing approach, providing clear and impactful technical value propositions to the sales teams and wider organization. Further responsibilities would include demo creation, as well as business group-specific campaigns, C360 initiatives support and major events.

The Strategy & Business Development lead for the business group would ensure closely aligned corporate and business group strategies and would be tasked with defining the strategies for the business groups while continuously challenging the status quo and providing strategic foresight to the leadership.

Within the business group, the Human Resources unit would provide strategic support for the leadership and function as a business partner, focusing on people and talent management and organizational design for the BG. The teams would support the BG leader and organizations, acting as the leader’s primary HR contact on actions and interventions in close collaboration with the regional HR organizations.

The General Counsel unit would support the business group to ensure best in class legal, compliance and contracting support and enable the implementation of Nokia’s strategy guided by four principles – Integrity, Trusted Business Partner, Teamwork & Respect and Professionalism.

The Head of Sales (HoS) would be responsible for driving the global business and building a robust funnel for the BG through our markets and would also drive programs leveraging the strength of extensive customer presence and respective BG RBCs, for cross-selling and upselling. In addition, the HoS would represent CO in BG LT and key BG governance and commercial forums and drive co-operation between the CO and BG.

ANNEX 3.1.5: RECIPROCAL IP/OPTICAL NETWORKS MANAGEMENT SERVICES

1. General Management Services and Compensation

Both parties are providing management services to various teams in the IP/Optical Networks Organization. The compensation mechanism for these services are described in Exhibit 1, section 7.

2. Description of IP/Optical Networks Organization

Led by designated President Basil Alwan, who currently serves as President of IP Routing and Transport at Alcatel-Lucent, the proposed IP/Optical Networks (ION) Organization would combine the current Alcatel-Lucent IP Routing, Optical Transport and IP video businesses, as well as the Software Defined Networking (SDN) start-up, Nuage Networks, plus Nokia’s IP and Optical partner and Mobile Packet Core portfolio. IP/Optical Networks would continue to drive Nokia’s technology leadership, building large-scale IP/Optical infrastructures for service providers, web-scale companies, public sector and tech-centric enterprise customers.

As part of the integration of Nokia’s and Alcatel-Lucent’s networks businesses, a couple of changes would be made to the current ION business group design after the closing of the proposed combination.

The Wireless Transmission (WT) unit would move to the Mobile Networks business group to benefit from relevant pre-sales, services, innovation and operations support. Moreover, the unit’s supply chain, procurement and quality functions would become part of the business group’s COO unit. Finally, the current CTO and Strategy function would be separated, with CTO remaining within ION and Strategy moving into the Corporate Strategy & Development function.

Following these changes, the proposed ION business group would consist of seven business units:

The IP Routing & Packet Core unit would develop and provide long-term IP routing solutions across IP core, IP edge, Mobile Packet Core and IP/Ethernet metro networks.

The IP Routing Hardware unit would develop and provide the hardware elements of the IP routing solutions.

The Optics unit would create Switched Wavelength-Division Multiplexing Optical Transport solutions for access, metro and long haul.

The Nuage Networks unit would provide software defined networking solutions for the datacenter and beyond.

The Video unit would provide solutions – both products and services – to enable the delivery of unicast video.

The Network & Service Management unit would provide element, network and service management and SDN solutions for the IP/Optical Networks portfolio.

The Services unit would provide deployment, maintenance and professional services for the IP/Optical Networks portfolio, excluding all video-related services, which would be part of the Video unit.

Additionally, ION would contain four Regional Business Centers (RBC):

North America, Caribbean and Latin America (NA & CALA);

Asia Pacific (APAC);

Europe, Middle East and Africa (EMEA);

China.

The RBCs would function as the pre-sales and delivery organization. They would cover the full range of the product and services portfolio and would co-ordinate closely with CO to provide the related subject matter expertise and ensure efficiency along the pre-sales, sales and delivery chain.

Furthermore, three additional units would provide support across the IP/Optical Networks business group:

The business group’s COO would work in close collaboration with the CIOO organization on topics including quality, security, supply chain, real estate/site strategy, IT/digital, advanced procurement, product lifecycle, Mode of Operation, GOPS as well as integration and transformation.

ION would further have a CTO, who would provide technical leadership and insight across the business group to ensure future market and technology opportunities are fully exploited. To this end, the CTO would closely collaborate with the CIOO organization.

A centralized Commercial Management unit would look after commercial strategy, pricing, customer terms and conditions and related topics.

Additionally, Finance, Marketing & Communications, Strategy & Business Development, Human Resources, Legal & Compliance as well as the Head of Sales would be represented in the organization.

The business group would have a Finance leader to manage strategic business controlling to drive business performance, provide decision support to the leadership and be accountable for financial planning, reporting and analysis for the business group. Business group finance would also leverage centralized finance operations for accounting, reporting and any other topics that can be centralized.

The business group’s Marketing & Communications unit would be responsible for BG-specific product marketing; internal and executive communications; media outreach and industry analyst relations and other related activities to support the delivery of BG financial and strategic goals. These teams would also add technical depth to the company’s strategic messaging and ensure a business-driven marketing approach, providing clear and impactful technical value propositions to the sales teams and wider organization. Further responsibilities would include demo creation, as well as business group-specific campaigns, C360 initiatives support and major events.

The Strategy & Business Development lead for the business group would ensure closely aligned corporate and business group strategies and would be tasked with defining the strategies for the business groups while continuously challenging the status quo and providing strategic foresight to the leadership.

Within the business group, the Human Resources unit would provide strategic support for the leadership and function as a business partner, focusing on people and talent management and organizational design for the BG. The teams would support the BG leader and organizations, acting as the leader’s primary HR contact on actions and interventions in close collaboration with the regional HR organizations.

The General Counsel unit would support the business group to ensure best in class legal, compliance and contracting support and enable the implementation of Nokia’s strategy guided by four principles – Integrity, Trusted Business Partner, Teamwork & Respect and Professionalism.

The Head of Sales (HoS) would be responsible for driving the global business and building a robust funnel for the BG through our markets and would also drive programs leveraging the strength of extensive customer presence and respective BG RBCs, for cross-selling and upselling. In addition, they would represent CO in BG LT and key BG governance and commercial forums and drive co-operation between the CO and BG.

ANNEX 3.1.6: RECIPROCAL CFO MANAGEMENT SERVICES

1. General Management Services and Compensation

Both parties are providing management services to various teams in the CFO Organization. The compensation mechanism for these services are described in Exhibit 1, section 7.

2. Description of CFO Organization

Under the leadership of designated Chief Financial Officer (CFO) Timo Ihamuotila, the proposed CFO organization would be responsible for all finance and control activities, external and internal reporting, and capital allocation processes. The CFO organization would also oversee effective and systematic performance management in Nokia, together with the CIOO and in accordance with the Nokia Business System. In addition, the proposed CFO organization would be responsible for investor relations, mergers & acquisitions and treasury.

The proposed CFO Organization would have six units mainly accountable for business controlling. Each of the business groups – except for TECH – as well as CO and CIOO would have dedicated finance teams to manage strategic business controlling to drive business performance, provide decision support to business leaders and be accountable for financial planning, reporting and analysis for their respective unit. In addition, the Head of CIOO Finance would help the CFO, CIOO and their respective organizations to drive the overall performance management process across the company. Business controlling teams would leverage centralized finance operations for accounting, reporting and any other topics that can be centralized. The proposed CFO Organization would consist of the following eight core units accountable for corporate level activities and finance operations:

The Corporate Controlling & Finance Operations unit would have both corporate-level finance activities and would manage all centralized finance operations. The unit would be responsible for accounting, statutory compliance and the consolidation of financial statements. It would also manage the external audit process and be responsible for tax planning, management and compliance, and related reporting. Centralized finance operations would include all centralized finance activities, including the current Nokia Financial Shared Services organization and management of the outsourced finance activities on the Alcatel Lucent side. This organization would also be responsible for the finance transformation.

The Financial Planning & Analysis (FPA) unit would be responsible for short term and long range planning, including annual interlocks between the business groups and functional groups, as well as consolidating and analyzing the latest estimates for the Nokia Group. It would deliver all finance materials for Nokia-level performance management, including integration and transformation, and be responsible for the Nokia Group free cash flow controlling. FPA would be also responsible for the Nokia Group Enterprise Risk Management.

The Treasury unit would ensure that the Nokia Group possesses sufficient and optimized financial resources at all times. The unit would also manage financial risk; funding and corporate finance; structured finance; cash management and cash forecasting, and bank & rating agency relationships.

The Mergers & Acquisitions (M&A) unit would build up and run the M&A process, including the preparations for the investment committee for all parts of the Nokia organization. It would be responsible for M&A business cases – built together with the business groups – as well as execution of all M&A and divestment cases.

The Investor Relations unit would design and implement the Nokia Group’s financial communications strategy and manage content of quarterly and annual disclosure towards the investor community.

The Pensions Investments unit would oversee the investments of the Nokia Group’s pension assets.

The Nokia Growth Partners unit would be responsible for Nokia’s venture investments.

The Internal Audit & Controls unit would ensure an effective and efficient internal control framework and compliance, with the right internal policies, regulations and existing procedures, as well as reliable information systems. It would report directly to the Audit Committee.

The Head of TECH Finance would continue to report solid line to the President of TECH and dotted line to the Nokia CFO. And, finally, the Microsoft post-closing projects and Alcatel-Lucent transaction stream would continue reporting to the CFO.

ANNEX 3.1.7: RECIPROCAL CIOO MANAGEMENT SERVICES

1. General Management Services and Compensation

Both parties are providing management services to various teams in the CIOO Organization. The compensation mechanism for these services are described in Exhibit 1, section 7.

2. Description of CIOO Organization

Under the leadership of designated Chief Innovation and Operating Officer (CIOO) Marc Rouanne, the proposed Chief Innovation and Operating Officer function would drive cutting-edge innovation at internet speed throughout Nokia, using the power of Bell Labs and FutureWorks to shape Nokia’s vision across the business groups. CIOO would also drive the combined company’s digital agenda through IT and cloud in order to create an agile and collaborative environment for the company’s world-class engineers. CIOO would manage quality, security, manufacturing and supply chain operations, as well as real estate, data centers and laboratories. The CIOO would be responsible for global procurement, the end-to-end transformation and integration of the combined company, and would work with the CFO to drive performance management across the company.

The guiding principles behind the design of the proposed Chief Innovation and Operating Officer function were to create an organization, which would

Put quality first, in everything we do;

Disruptively innovate to drive profitable growth, by innovating holistically from technology to business models;

Create an ecosystem around procurement, leveraging the external world innovation and assets to grow our addressable market, as well as contributing strongly to Nokia’s competitiveness;

Provide an integrated supply chain and automated order management for elastic, predictive and cloud-based sourcing, supply and operations, supporting new business models and collaborative processes, continuous delivery and automated sales;

Develop an ultra-lean company and accelerate rotation of investment and capital as well as transforming the company to a digitalized one;

Have the ambition to provide an engaging and efficient workplace for Nokia employees so that working for Nokia becomes a desire, a privilege, inspiring innovation to create and develop the portfolio of the future;

Have the ambition to shape the company with an operating framework for the Nokia Mode of Operation, site identity and development, as well as saving employees’ time through efficient governance, meeting practices and workplace automation;

Provide a strong performance management framework for the company in collaboration with CFO;

Evolve our existing IT systems to provide open source and collaborative tools, apps and processes, operating in a cloud environment.

Manage all aspects of security including health and safety as well as information, product and procurement security and associate the brand of Nokia with security.

Therefore, the proposed CIOO function would consist of 10 units with a focus on innovation, IT, Global Operations, purchasing, quality, health & safety, workplace resources, integration and transformation as well as operational management.

The Quality unit would make Nokia a quality brand. It would be a driver of an immersive quality culture across Nokia and would be responsible for setting the industry benchmark. The unit would focus on Customer Perceived Value as well as quality as a means to increase the business’ profit pool. The ambition is to change the industry status quo on quality of software, services and data.

The CTO and Bell Labs unit would set Nokia’s technology and architecture vision, and shape the industry as a whole. It would leverage the power of the Bell Labs disruptive research, and would integrate the FutureWorks teams to invent the future and drive unique thought leadership into standards. The unit would develop disruptive technologies, incubate these technologies into novel prototype systems and solutions and then launch these via the business groups to generate growth and differentiation across the entire Nokia portfolio. The unit would also develop and incubate new business models, and identify promising technologies from outside Nokia (e.g. from partners, start-ups and universities), which, when combined with organic innovations, would lead to new customer and market opportunities. It would validate commercial and technical feasibility in trials in collaboration with customers and the business groups. It would also leverage and grow the Bell Labs Consulting function to advise industry players on commercialization, transformation and the outlook of the future ICT industry.

The Innovation Steering unit would steer innovation externally with customers, partners and governments with the purpose of driving growth by innovating holistically from technology to business models. The unit would initiate innovation projects when opportunities arise, stringently monitor our commitments in the field of innovation and make sure we deliver and gain the maximum benefit from this early stage work. Innovation Steering would lead the delivery of and – where necessary – create innovation projects. This includes the development, maintenance and management of technical and business objectives including schedules that match with expectations. In addition, it would manage overall program governance across multiple business groups and projects to deliver against commitments.

The Procurement unit would shape the industry with Nokia purchasing power. Procurement would be embedded into our portfolio with deep collaboration and open interfaces, securely and with high quality. Procurement would develop an ecosystem of partners, channels and cost structures, as well as co-define architecture. It would leverage adjacent markets like enterprise and focus on time to market and total cost of ownership to allow market share increase.

The Global Operations unit would own the integrated supply chain for hardware, software, services and data management. It would focus on end to end connected and automated processes from order management to customer delivery for elastic, predictive cloud based sourcing, supply and operations. It would support new business models and collaborative processes, continuous delivery and automated sales as well as the Industry 4.0 framework for Nokia operations. It would focus on speed, execution and time to market to increase Nokia market share and profitability.

The Global Integration and Transformation unit would make Nokia ultra-lean and accelerate the rotation of investment and capital. It would drive integration through best practices across the company. It would balance the management of challenging targets to reach ultra-lean and to have the capacity to reinvest in future growth businesses, as well as to transform the company to a digitalized one.

The Workplace Resources unit would be a key differentiator and retaining element for Nokia employees. It would deliver a site strategy for the company, to enable and foster good collaboration, digitalization and information democracy combined with a strong cost base. Workplace Resources would also ensure Nokia has a competitive network of sites through forming and managing a common site strategy for the company. The unit would be responsible for the evolution of the workplace to keep up with changing business requirements and creating the appropriate environment for Nokia employees to continue to deliver world-class products and services.

The Operational Management unit would equip the company with a simple and collaboration-driven operating framework for performance management, Mode of Operation and Nokia site identity and development. It would save employees’ time through simplified governance and meeting practices. Operational Management would also manage the CIOO’s office including defining effective management practices for the CIOO function, and managing all external interactions for the CIOO, Marc Rouanne.

The IT unit would drive and execute an IT strategy which would support the creation of new revenue streams and increase operational efficiency. IT would also focus on new solution opportunities to ensure that customers (internal and external) have the solutions they need, when they need them, and in the form best suited to their requirements. IT would manage virtual labs, global and open datacenters and would utilize appropriate technologies by exploiting open source and collaborative tools, apps and processes operating in a cloud environment.

The Health, Safety, Security and Environment unit, headed by the Chief Security Officer, would manage all aspects of security including health and safety as well as information, product and procurement security. The Chief Legal Officer and the Chief Marketing Officer would serve as executive sponsors for governmental security agreements and health and safety respectively.

Furthermore, the head of Alcatel Submarine Networks (ASN) in its current set-up would also report to the CIOO.

Additionally, CIOO Finance, Business HR as well as CIOO Legal & Compliance would be supporting functions represented in the CIOO organization.

ANNEX 3.1.8: RECIPROCAL HR MANAGEMENT SERVICES

1. General Management Services and Compensation

Both parties are providing management services to various teams in the HR Organization. The compensation mechanism for these services are described in Exhibit 1, section 7.

2. Description of HR Organization

Under the leadership of designated Chief Human Resources Officer (CHRO) Hans-Jürgen Bill, the proposed Human Resources (HR) function would be responsible for leadership & talent development, recruitment, workforce management and all human resources guidelines and processes. Human Resources will play a crucial role in developing a diverse, international environment with clear values and a strong culture.

The guiding principles behind the design of the proposed Human Resource (HR) function were to create an organization, which would

Provide a strong interface to the Business Groups to adequately manage the different business needs and requirements

Reflect the new geographic footprint of the combined organization

Limit disruption throughout the transition to a minimum

Therefore, the proposed HR function was designed around four main pillars:

HR Operations would continue to deliver shared services for all employees and be their first point of contact. The unit would further provide global concepts, policies and tools as framework for HR related to standard employment processes.

The Business Human Resources (BHR) teams would provide strategic support for Top Management and function as a business partner focusing on people and talent management and organizational design for their assigned business group or global functions. The teams would support the assigned organisations leader and organisations, acting as the leader’s primary HR contact on actions and interventions in close collaboration with the regional HR organizations.

Designed to match the new geographic footprint of the combined workforce, HR Regions and HR Region Americas would provide operational support to all line managers and, on the basis of advice given by the employment legal team, be responsible for the implementation of Nokia’s policies, procedures and guidelines in line with respective employment law and Nokia’s country strategy. They would focus on the development of our people and help line managers to build effective teams.

The Centre of Expertise would provide HR Thought Leadership and drive leading global HR practices and processes for Nokia by applying deep HR functional domain knowledge, a strong understanding of business imperatives, and market trends.

In addition to these four pillars, Academy/University would lead the Learning function for Nokia employees and Nokia customers, drive the alignment with learning industry best practices and the strategic learning needs of the businesses and Nokia and ensure an effective and efficient learning environment.

The Cultural Integration team would ensure the top leaders of the new company understand and are aligned on the cultural ambition of the proposed company, and build collaborative leadership networks to facilitate change.

ANNEX 3.1.9: RECIPROCAL CORPORATE STRATEGY AND DEVELOPMENT (CSD) MANAGEMENT SERVICES

1. General Management Services and Compensation

Both parties are providing management services to various teams in the CSD Organization. The compensation mechanism for these services are described in Exhibit 1, section 7.

2. Description of CSD Organization

Under the leadership of designated Chief Strategy Officer (CSO) Kathrin Buvac, the proposed Corporate Strategy & Development (CSD) function would be the company’s forward-leaning “think tank,” responsible for setting Nokia’s vision and long-term corporate strategy; for market and competitor intelligence; for corporate development – including the prioritization of M&A targets across the company, in conjunction with the CFO – and for strategic partnerships at group level. The function would also steer and integrate the business group strategy and business development teams and work with the CIOO innovation team to ensure consistent execution of the company’s strategy. In line with our vision of the Programmable World, this would also include leading Nokia’s strategy for the Internet of Things.

The guiding principles behind the design of the proposed Corporate Strategy & Development function were to create an organization which would:

Define a company strategy for Nokia that is actionable, predictive for the next 10 years and disruptive, and that continuously challenges the status quo;

Provide clear ownership for corporate development within the company;

Identify and leverage strategic ties across business groups as part of the company’s strategy (e.g. evolution of networks, enterprise diversification, Internet of Things);

Consistently follow the operating model of all Nokia Central Functions and other industry benchmarks;

Be lean and increase its own capacity by working directly with all units of Nokia.

Therefore, the proposed CSD function would consist of five units with a focus on business intelligence, corporate strategy, corporate development, Internet of Things and strategic partnerships.

The Business Intelligence unit would be responsible for predicting the company’s long-term addressable market, for providing deep insights on competitors and strategic partners and for performing continuous scouting on market trends and technology disruptions including their implications on the company’s strategy

The Corporate Strategy unit would define Nokia’s long-term company strategy, identify and leverage strategic ties across the business groups and identify and propose new areas for corporate development, including the development of strategic alternatives and the prioritization of the respective investments. Corporate Strategy would also own the company’s strategic planning process

The New Business Development unit would serve as the single go-to unit within Nokia for the strategic identification and assessment of new business development initiatives such as M&A, joint ventures, and internal incubation prior to execution. The unit would build the company’s funnel for new business development projects in tight collaboration with the business groups and the CIOO and M&A teams. New Business Development would also work with Nokia Growth Partners and venture capitalists to provide an external perspective for new strategic areas of investment.

The Internet of Things (IoT) unit would create Nokia’s strategy for the Internet of Things. The unit would develop and recommend “white spot” strategies for new verticals, develop the company’s end-to-end IoT product portfolio and define the company’s reference architecture for IoT together with the business groups and CIOO.

The Strategic Partnership unit would help to shape the ecosystem by identifying and building relationships with Nokia’s strategic partners on a group level. The unit would manage major technology partnerships across business groups, strategic alliances for enterprise customers, cloud partnerships and partnerships for new verticals as part of the IoT.

In order to closely align corporate and business group strategies, the Corporate Strategy & Development function would also contain four Business Group Strategy and Business Development teams, corresponding to each of the business groups, except for TECH, and reporting directly to the CSO. They would be tasked with defining the strategies for the business groups while continuously challenging the status quo and providing strategic foresight to the business groups.

ANNEX 3.1.10: RECIPROCAL MCA MANAGEMENT SERVICES

1. General Management Services and Compensation

Both parties are providing management services to various teams in the Marketing and Corporate Affairs (MCA) Organization. The compensation mechanism for these services are described in Exhibit 1, section 7.

2. Description of MCA organization

The proposed Marketing & Corporate Affairs (MCA) function, under the leadership of designated Chief Marketing Officer (CMO) Barry French, would be responsible for all marketing, communications and corporate affairs activities across Nokia. This includes product marketing – in close collaboration with the business groups (BG) – management of the Nokia brand, regional and corporate marketing, internal and external communications, industry analyst relations, government relations, and corporate responsibility.

The planned Marketing & Corporate Affairs function would consist of ten teams and was built around the following principles:

Business-driven with a clear focus on delivering measurable outcomes such as driving revenue growth and increasing employee engagement;

Efficient and committed to maximizing the value of investments;

Visionary, helping to establish Nokia as a future-oriented industry leader and engaging in long-term market making for the products and services of the coming years;

Engaged and passionate about what we do, working seamlessly together as one unit.

Taking a closer look at the teams:

We plan to expand the responsibilities of Brand & Strategy Communications from brand vision to also cover CEO and company strategy communications. The unit would thus be in charge of developing company-level content and providing guidance to other communications units to support Nokia’s overall vision and strategy messaging. It would therefore be responsible for strengthening the value of the Nokia brand both internally and externally, online and offline.

The Portfolio & Innovation Marketing (P&I) unit would be responsible for consistent end-to-end messaging for the company’s current portfolio and ensuring that the company is perceived as an innovation leader. P&I would ensure that cross company campaigns such as 5G and IoT provide a joined up proposition to our customers while bringing together portfolio elements from different business groups with a common look and feel. The unit would further drive the company’s competitive positioning by reflecting market evolution, brand and company strategy into marketing messages to set the scene for the future business and to address customer needs holistically.

As the primary owner of channels to reach customers, the Customer Marketing & Communications unit would manage effective and efficient outreach to customers and have the “feet on the street” in the regions to ensure both on-the-ground executional capability and provide feedback for the whole marketing team on customer needs. This team would work with the BGs to prioritize campaigns according to regional sales goals; would leverage thought leadership – through the operator business strategies group – to open new opportunities and strengthen relationships; would be responsible for the development of the C360 program and cross-marketing lead generation activities and tools, and would manage internal and external communications and regional media relations.

Representing each of the five business groups would be the Business Group Marketing & Communications units, with the head of that team taking a seat on the BG leadership to ensure a tight link between the BG Marketing and Communication team and the BG business objectives. The Marketing & Communication units for the four business groups comprising the networks business would report into the CMO. The marketing and communications unit of TECH would continue to report into TECH.

The Business Group Marketing & Communications units would be responsible for BG-specific product marketing; internal and executive communications; media outreach and industry analyst relations and other related activities to support the delivery of BG financial and strategic goals. These teams would also add technical depth to the company’s strategic messaging and ensure a business-driven marketing approach, providing clear and impactful technical value propositions to the sales teams and wider organization. Further responsibilities would include BG demo creation, as well as business group-specific campaigns, C360 initiatives support and major events.

For Mobile Networks, there would be a “two in the box” model for MCA given the size of the business and the considerable overlaps in the portfolio with Alcatel-Lucent. One of those leaders would focus primarily on communications and the other on marketing, although both would be jointly accountable for the performance of the MN MCA team and both would sit on the MCA and MN leadership.

Additionally, a Marketing Operations team would be established to provide shared services to the Nokia management and to all MCA units, including support with marketing communications, events and demos, while running cross-portfolio customer and executive briefing centers.

The planned CMO Office unit would ensure efficient management practices and would support the CMO in his leadership role.

The Corporate Affairs unit would be in charge of managing all stakeholder relationships – with the exception of customers and investors – on a corporate level. To this end, the planned unit would combine Media Relations, Social Media, Internal and Change Communications, Government Relations and Corporate Responsibility/Sustainability under one roof to ensure consistent messaging. The Corporate Affairs team would be responsible for running the internal and external communications councils that ensure alignment across the company in both the messaging and timing of our outreach.

The Health, Safety, Security and Environment team, which has been part of MCA for some years, would now become part of the CIOO organization, under the leadership of the Chief Security Officer, who would report directly to Marc Rouanne and who would be responsible for – among other things – managing security agreements with both the French and USA governments, Nokia’s information and physical security, and employee and contractor health and safety. The designated CMO would serve as the executive sponsor for health and safety topics in order to support the CIOO.

ANNEX 3.1.11: RECIPROCAL LEGAL MANAGEMENT SERVICES

1. General Management Services and Compensation

Both parties are providing management services to various teams in the Legal and Compliance (L&C) Organization. The compensation mechanism for these services are described in Exhibit 1, section 7.

2. Description of L&C organization

Under the leadership of designated Chief Legal Officer (CLO), Maria Varsellona, the proposed Legal & Compliance (L&C) Organization would be responsible for overseeing and managing all legal, contracting, corporate governance, ethics and compliance matters across Nokia globally, as well as advising the President and CEO, Board of Directors and officers of the company in relation to such matters.

The L&C Organization would be guided by four principles – Integrity, Trusted Business Partner, Teamwork & Respect and Professionalism.

The L&C Organization would mirror the business organization, with separate legal teams supporting the business groups as well as the CO and CIOO organizations. In addition, there would be legal and compliance specialist groups with global responsibilities for their expertise areas. Therefore, the proposed L&C organization would consist of:

The four Business Group Legal units responsible for ensuring best in class legal, compliance and contracting support and enabling the implementation of Nokia’s strategy in their respective business groups:

•	Mobile Networks Legal & Compliance

•	Fixed Networks Legal & Compliance

•	IP/Optical Networks Legal & Compliance

•	Applications & Analytics Legal & Compliance

The two Functional Unit Legal organizations responsible for legal support for their respective functional units:

•	Innovation & Operations Legal & Compliance

•	Customer Operations Legal & Compliance

The Ethics & Compliance unit would be responsible for Nokia’s compliance program and guidelines – helping Nokia employees in making decisions that are ethical, legal and consistent with Nokia’s values – and would also be responsible for compliance investigations and regional compliance support.

The Corporate Legal unit would be responsible for corporate, finance and securities legal support and would also deal with, for example, equity plans; legal entity management, and corporate & securities legal and records management.

The unit for Employment & Labor would lead on all legal issues relating to employment and labor laws globally, including legal support on end-to-end global labor law issues.

The Regulatory unit would deal with all anti-trust issues, data privacy and export control related legal topics.

The Litigation unit would support the entire company in litigation-related issues.

The Mergers & Acquisitions Legal unit would be the primary legal advisor to the head of M&A and support group-wide M&A activities.

The Operational Excellence unit will be responsible for excellence, efficiency and standardization for legal processes and operations across Nokia.

The Chief Legal Officer would, additionally, be an executive sponsor of Health, Safety, Security and Environment (HSSE), a unit within CIOO.

ANNEX 3.1.12: RECIPROCAL TECH MANAGEMENT SERVICES

1. General Management Services and Compensation

Both parties are providing management services to various teams in the TECH Organization. The compensation mechanism for these services are described in Exhibit 1, section 7.

2. Desxription of TECH organization

Planned to be headed by Ramzi Haidamus, current and designated President of Nokia Technologies (TECH), the business group would continue to operate as a separate entity with a clear focus on licensing and the incubation of new technologies. TECH would continue to have its own innovation, product development and go-to-market operations while collaborating with Nokia’s Corporate Functions as appropriate.

The organizational set-up of TECH is planned to remain unchanged.

•	The CMO & Brand Partnerships unit would remain responsible for all aspects of marketing within Nokia Technologies including brand licensing and managing the Nokia brand experience for all licensed product categories to ensure consistent “Nokianess.” Through its collaboration with licensing partners as well as focused investments, the business unit would continue to provide differentiated, high quality user experiences while managing brand marketing to build our long-term brand value.

•	The CTO & Digital Health unit would continue to act as the research engine of TECH. It would incubate new business opportunities by validating technology and business models. The unit would further continue to develop rapid prototypes to test new innovations and rapid engineering processes to ensure efficient operations and implement technical standards of the Labs research.

•	The Patent Business unit would remain in charge of managing and maximising the value of one of the broadest and strongest IP portfolios in the industry. Having invested more than €50 billion in R&D over the past two decades, Nokia has agreed terms with more than 80 companies for Standards Essential Patents (SEPs) and implementation patents.

•	Digital Media would continue to drive revenue growth in the Presence Capture and Audio businesses, bringing revolutionary user experiences to the market. For example, teams within the unit develop and introduce new products like OZO, the extraordinary virtual reality camera designed and built specifically for professional content creators. The technologies developed by the team – such as 360 degree video and audio technologies – drive renewal and long-term value in Nokia’s intellectual property portfolio.

Similar to the networks-focused business groups, TECH would host three business-enabling units.

•	Finance & Operations would drive TECH-level business planning and control, and build and maintain fit-for-purpose processes, tools and facilities for TECH.

•	HR would manage HR activities and ensure that the HR offering matches key internal customers’ needs and market clock speed.

Provisioning of information

a) Description of service

COMPANY shall provide information on R&D capacity and competence as well as R&D/product-related technical and financial information to allow Nokia to confirm, update and complement the existing plans. In particular, COMPANY shall provide detailed information about R&D capacity and reports in regular intervals the updated status. In addition, COMPANY and Nokia shall exchange R&D related data to enable execution of portfolio plan and other plans.

b) Compensation scheme:

The compensation mechanism for these services are described in Exhibit 1, section 8.

ANNEX 4.1: RECIPROCAL CREATE-RELATED SERVICES

Portfolio Plan

Nokia and COMPANY shall take reciprocal measures towards providing a common and non-overlapping portfolio, which consist of (i) R&D services and (ii) Process alignment.

    R&D services:

Joint Development of new products:

a) Description of service:

Nokia and the COMPANY shall jointly develop new products and, in particular:

•	Nokia shall establish corresponding R&D programs;

•	Nokia shall manage the programs according to the Nokia NET CREATE process;

•	COMPANY provides R&D capacity and specifications of related existing COMPANY products, as well as market insights towards the demand for specific functionalities.

b) Compensation scheme:

The Funding Party (as determined by Exhibit 2) will compensate the other Party (the Service Providing Party, as per Exhibit 2) in accordance with Exhibit 1, Pricing Method 1.

c) Related Products:

•	The joint development applies to products as defined by product portfolio management where both existing overlapping products are moved simultaneously into maintenance mode or where currently neither Nokia nor COMPANY have an existing product.

Enhancement of product functionality

a) Description of service:

Nokia and COMPANY shall

(i)	Improve the functionality of their products with special focus on Lead products to allow mutual interconnectivity of products and to implement features and functionalities as per development plans.

(ii)	Support the development efforts of the respective owner of the Lead product by supplying specifications of the non-lead product as well as R&D competences and capacities which are required for the timely and accurate implementation of the planned functionality enhancements.

(iii)	Moreover, the parties will assist each other to interconnect their products as further specified in the MSA section 10.4

Note: applies to the respective owner of a product, in particular the Lead product, and (ii) applies to the owner of the corresponding non-lead product.

b) Compensation schemes:

The Funding Party (as determined by Exhibit 2) will compensate the other Party (the Service Providing Party, as per Exhibit 2) in accordance with Exhibit 1, Pricing Method 1..

c) Related products:

The support of development and integration efforts relates, with corresponding architecture specification, to products as specified by product portfolio management where a Lead product in case of overlapping products is identified.

Alignment of all products with Nokia reference architecture and BICD (Best in Class Design) specification:

a) Description of service:

COMPANY shall align all products with New Nokia reference architecture and BICD (Best in Class Design) specification (both in Exhibit 2) and, in particular:

•	evaluate the status of existing products against the reference architecture and BICD

•	plan for reference architecture and BICD compliance and execute the plan.

b) Compensation schemes:

The service is compensated through the Pricing Method 8, Exhibit 1.

Put products into maintenance:

a) Description of service:

Nokia and COMPANY shall continue the planned development of respective non-lead products until the product shall be put into maintenance mode according to the schedule determined by product portfolio management.

Then, Nokia and COMPANY shall in particular:

•	Stop new feature development; and

•	Provide maintenance services.

b) Compensation scheme:

Compensation to be provided according to the pricing mechanism described in Exhibit 1, Pricing Method 4.

c) Related Products:

The move to maintenance mode applies to selected products as specified by product portfolio management, in particular

•	To a product where a Lead product in case of overlapping products is identified or

•	To products which will be moved to maintenance mode due to their lifecycle status or

•	To products which will be replaced by a jointly developed new product.

Enabling lab cross-use

a) Description of Service

COMPANY and Nokia shall enable lab interconnectivity/cross-use, establish common tools and processes as well as implement the lab synergy plan, and, in particular

•	Nokia shall provide Nokia lab management tool for cross-use and enhance Nokia lab tool capabilities/develop new features to improve the tool cross-use

•	COMPANY shall provide COMPANY lab tool for cross-use, provide support for tool functionality development and provide information for lab database.

•	Nokia shall provide the CAPEX purchasing process and COMPANY adopt the said process

•	Nokia and COMPANY shall plan relocations of lab equipment or ramp-down/scrapping of equipment as per the lab scenarios proposed and the R&D site strategy

b) Compensation scheme:

Compensation to be provided according to the pricing mechanism described in the Exhibit 1, Pricing Method 4.

Reallocating resources from one product to another

a) Description of service:

COMPANY shall reallocate personnel made available due to the implementation of the Portfolio plan and the R&D HC Plan. .

b) Compensation scheme:

This service is provided, following compensation provided as described in Exhibit 1, mechanism 4..

ANNEX 4.2: RECIPROCAL INNOVATION-RELATED SERVICES

Research portfolio (incl. Future research scope (e.g., 5G), site strategy, lab strategy etc.):

a) Description of service:

Includes services required to jointly define, implement and execute research projects:

•	Company and Nokia to provide reciprocal technical services as ordered by the either Party(e.g. network compliance ~, security ~, reliability engineering services)

•	Company and Nokia to provide reciprocal R&D services as ordered by either Party (e.g. support of 10X, FX, EX resp. CAT1, CAT2, CAT3 projects)

•	Company to provide Bell Labs Consulting services to Nokia (i.e. offer market modeling, customer experience consulting, network strategy and evolution, and business strategy consulting to NOKIA customers)

•	Company and Nokia to provide reciprocal standardization services (e.g. participation in 3GPP, ETSI, IETF, ITU-T standards bodies and industry initiatives such as OpenNFV, OpenDaylight etc) as ordered by either Party.

•	Company and Nokia to provide reciprocal business feasibility validation/incubation/launch services as ordered by either Party (i.e. participate and contribute to joint incubation/launch product development projects)

•	Company and Nokia to provide reciprocal architecture and technology vision services as ordered by either Party (i.e. participate and contribute to joint workshops and related projects)

•	Company and Nokia to review and define site and lab strategy (i.e. participate and contribute to the creation of a joint site strategy)

b) Compensation scheme:

The Funding Party (as determined by Exhibit 2) will compensate the other Party (the Service Providing Party, as per Exhibit 2) in accordance with Exhibit 1, Pricing Method 1.

ANNEX 4.3: RECIPROCAL SELL-RELATED SERVICES

Processes and tools:

a) Description of service:

Both Parties to optimize sales through effectively leveraging sales processes & tools e.g. portfolio management, pricing & LoA, bid management.

COMPANY and Nokia to continue to use their respective sales tools, whilst giving each company access to others tools. At the same time, both companies will provide reciprocal services on to each other on the following process related areas:

•	Offer/Bid Management: Processes and tools within the offer lifecycle to be available from and to COMPANY and Nokia respectively. These offer/bid management tools and processes to include pipeline management, sales forecasting etc.

•	Funnel reporting: The sales funnel data to be consolidated in an external business warehouse tool for reporting and analysis purposes. COMPANY and Nokia each to provide relevant data on bid-cycle metrics.

•	Order management: Sales pipeline information, sales forecast e.g. orders, sales, margin, current sales operations

•	Customer Master Database: COMPANY to give Nokia information on current customers, with Nokia reciprocating, and a shared database to be created.

b) Compensation scheme:

The service is compensated through the Pricing Method 8, Exhibit 1.

Pricing data

a) Description of service:

Nokia and COMPANY to provide reciprocal access to information in the following categories:

•	Internal DBs: product masterdata, product costs and reference prices, MLP database etc.

•	Existing customer contracts disclosure: customer price book, price levels, price structure, any special arrangements/ agreements, and relevant terms and conditions

Work on the new pricing approval process (LOA), pricing war room structure and mode of operation are currently taking place and will be finalised.

b) Compensation scheme:

The service is compensated through the Pricing Method 8, Exhibit 1.

Account management

a) Description of service:

Account management is focused on creating commercial strategy for COMPANY and Nokia overlapping accounts in order to maximise business opportunities for both companies. In order to do so:

•	Nokia and COMPANY to provide input (current account plans, financial details etc.) for the creation of joint account plans.

•	Joint account plans to highlight risks and opportunities for both Nokia and COMPANY in the new organisation.

b) Compensation scheme:

The service is compensated through the Pricing Method 8, Exhibit 1.

Planning and execution of customer migration to new portfolio

a) Description of Service:

Nokia and COMPANY drive customer migration to new portfolio by planning customer-specific migration and execute the migration plan and, in particular,

•	Sell Lead products

•	Cross-sell non-overlapping products

•	Sales teams of each of them shall drive the migration.

b) Compensation scheme:

Compensation to be provided according to the pricing mechanism described in the Exhibit 1 (Pricing Method 4)